UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Cloud Peak Energy Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CLOUD PEAK ENERGY INC.

505 South Gillette Avenue

Gillette, Wyoming 82716

April 2, 2014

Dear Fellow Stockholder:

It is our pleasure to invite you to attend Cloud Peak Energy Inc.’s 2014 Annual Meeting of Stockholders. The 2014 Annual Meeting of Stockholders will be held on Wednesday, May 14, 2014 at 9:00 a.m. Mountain Time, at the Gillette College Technical Center, 3251 South 4-J Road, Gillette, Wyoming 82718.

In connection with the 2014 Annual Meeting of Stockholders, the attached Notice of Annual Meeting and Proxy Statement describe the business items we plan to address at the meeting. We also will present a brief report on our business and respond to your questions at the meeting.

This year we are pleased to adopt the Securities and Exchange Commission’s “notice and access” model which allows us to provide our Notice of Annual Meeting, Proxy Statement and annual report on Form 10-K for the year ended December 31, 2013 to you online with paper copies available, free of charge, upon request. On or about April 2, 2014, we began mailing a Notice of Internet Availability of Proxy Materials detailing how to access the proxy materials electronically and how to vote via the Internet. The Notice of Internet Availability of Proxy Materials also provides instructions on how to request and obtain paper copies of the proxy materials and proxy card or voting instruction form, as applicable.  We believe this process will provide our stockholders with a convenient way to access the proxy materials and vote online, while allowing us to reduce our environmental impact as well as the costs of printing and distribution.

Your vote is very important so we encourage you to review the information contained in the proxy materials and cast your vote, regardless of the number of shares you own. It is important that beneficial owners instruct their brokers on how they want to vote their shares.  Please note that you will need the control number provided on your Notice of Internet Availability of Proxy Materials in order to vote online.

We look forward to seeing you on May 14th.

Sincerely,

Keith Bailey	Colin Marshall
Chairman of the Board	President, Chief Executive Officer and Director

CLOUD PEAK ENERGY INC.

505 South Gillette Avenue

Gillette, Wyoming 82716

April 2, 2014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2014

As a stockholder of Cloud Peak Energy Inc., a Delaware corporation, you are hereby given notice of, and invited to attend in person or by proxy, Cloud Peak Energy Inc.’s 2014 Annual Meeting of Stockholders. The 2014 Annual Meeting of Stockholders will be held at the Gillette College Technical Center, 3251 South 4-J Road, Gillette, Wyoming 82718, on Wednesday, May 14, 2014, at 9:00 a.m. Mountain Time, for the following purposes:

1.                                      To elect two Class II members of the Board of Directors of Cloud Peak Energy Inc. (the “Board”) named in the Proxy Statement, each for a term of three years;

2.                                      To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year;

3.                                      To approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”); and

4.                                      To transact other such business as may properly come before the meeting and any adjournment or postponement thereof.

The Board has fixed the close of business on March 21, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof.

Pursuant to rules adopted by the SEC, this year we have elected to provide access to our proxy materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. On or about April 2, 2014, we began mailing a Notice of Internet Availability of Proxy Materials which contains instructions on how to access the proxy materials, vote, and request paper copies of the proxy materials. We believe this process expedites stockholders’ receipt of the proxy materials, lowers the cost of our Annual Meeting through lower printing and distribution costs, and reduces the environmental impact associated with printing a large volume of proxy materials. Your vote is important. We urge you to review the Proxy Statement carefully and to submit your proxy or voting instructions as soon as possible so that your shares will be represented at the meeting.

Thank you for your continued interest and support.

By Order of the Board of Directors,

Bryan Pechersky
Senior Vice President, General Counsel, and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 14, 2014

This Notice of Annual Meeting, the Proxy Statement and our annual report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”) (which we are distributing in lieu of a separate annual report to stockholders), are available on our website at www.cloudpeakenergy.com, in the “SEC Filings” subsection of the “Investor Relations” section. Additionally, you may access the Notice of Annual Meeting, the Proxy Statement and the Form 10-K at www.proxyvote.com.

PROXY STATEMENT TABLE OF CONTENTS

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CLOUD PEAK ENERGY INC.

505 South Gillette Avenue

Gillette, Wyoming 82716

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 14, 2014

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cloud Peak Energy Inc. (the “Board”) for use at Cloud Peak Energy Inc.’s 2014 Annual Meeting of Stockholders. In this Proxy Statement, references to “Cloud Peak Energy,” the “company,” “we,” “us,” “our” and similar expressions refer to Cloud Peak Energy Inc., unless the context of a particular reference provides otherwise. Although we refer to our website and other websites in this Proxy Statement, the information contained on our website or other websites is not a part of this Proxy Statement.

GENERAL INFORMATION

2014 Annual Meeting Date and Location

Our 2014 Annual Meeting of Stockholders will be held on Wednesday, May 14, 2014, at 9:00 a.m. Mountain Time at the Gillette College Technical Center, 3251 South 4-J Road, Gillette, Wyoming 82718, or at such other time and place to which the meeting may be adjourned or postponed. References in this Proxy Statement to the 2014 Annual Meeting of Stockholders also refer to any adjournments, postponements or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

Mailing Date and Delivery of Proxy Materials

On or about April 2, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) to our stockholders containing instructions on how to access the proxy materials and vote online. We have made these proxy materials available to you over the Internet or, upon your request, have delivered paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.

Stockholders Sharing an Address

Registered Stockholders—Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability, regardless of whether you have the same address as another registered stockholder.

Street Name Stockholders—If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record) and you are not participating in electronic delivery, applicable rules permit brokerage firms and our company, under certain circumstances, to send one Notice of Availability to multiple stockholders who share the same address. This practice is known as “householding.” Householding saves printing and postage costs by reducing duplicate mailings. If you hold your shares through a broker, you may have consented to reducing the number of copies of materials delivered to your address. In the event that you wish to revoke a “householding” consent you previously provided to a broker, you must contact that broker to revoke your consent. If your household is receiving multiple copies of the Notice of Availability and you wish to request delivery of a single copy, you should contact your broker directly.

Voting

Stockholders Entitled to Vote

The record date for determining the common stockholders entitled to notice of and to vote at the meeting and any adjournment or postponement thereof was the close of business on March 21, 2014, at which time we had issued and outstanding 61,359,785 shares of common stock, which were held by 151 holders of record. Please refer to “Security Ownership of Management and Principal Stockholders” for information about common stock beneficially owned by our directors, executive officers and principal stockholders as of the date indicated in such section. Stockholders of record are entitled to one vote for each share of common stock owned as of the record date. The officer of the company who is in charge of the stock ledger of Cloud Peak Energy will prepare, at least ten days prior to the 2014 Annual Meeting of Stockholders, a complete list of the stockholders entitled to vote at the meeting. Such list will be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting during ordinary business hours at our principal executive offices located at 505 South Gillette Avenue, Gillette, Wyoming 82716. The list will also be available at the 2014 Annual Meeting of Stockholders for inspection by any stockholder who is present.

Voting of Proxies by Management Proxy Holders

The Board has appointed Mr. Bryan Pechersky, our Senior Vice President, General Counsel and Corporate Secretary, and Mr. Michael Barrett, our Executive Vice President and Chief Financial Officer, as the management proxy holders for the 2014 Annual Meeting of Stockholders. Your shares will be voted by the management proxy holders in accordance with your properly submitted instructions. For stockholders who submit a proxy without indicating how to vote their shares, the proxy will be voted as the Board recommends, which is:

•                  Proposal I (Election of Directors)—FOR the election of each of the persons named under “PROPOSAL I—ELECTION OF DIRECTORS” as nominees for election as Class II directors;

•                  Proposal II (Ratification of the Appointment of Independent Auditors)—FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (independent auditors) for fiscal year 2014; and

•                  Proposal III (Advisory Vote to Approve the Compensation of Named Executive Officers)—FOR the approval, on an advisory basis, of the compensation of the company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated by the SEC.

As of the date of this Proxy Statement, the Board is not aware of any other business or nominee to be presented or voted upon at the 2014 Annual Meeting of Stockholders. Should any other matter requiring a vote of stockholders properly arise, the proxies confer upon the management proxy holders discretionary authority to vote the proxies in accordance with their best judgment in the interest of the company.

Quorum; Required Votes; Majority Voting Policy for Directors

The holders of a majority of the voting power of the issued and outstanding stock of the company entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the 2014 Annual Meeting of Stockholders. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. Abstentions and “broker non-votes” are counted as present at the annual meeting for purposes of determining whether a quorum is present. If a quorum is not present, the meeting may be adjourned or postponed from time to time until a quorum is obtained.

Under the current rules of the New York Stock Exchange (“NYSE”), brokers holding shares of record for a customer have the discretionary authority to vote on certain proposals if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. However, there are also certain proposals for which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, a “broker non-vote” results. Broker non-votes will not affect the outcome of the vote on proposals for which brokers do not have discretionary authority. Brokers have discretionary authority to vote on the proposal related to the ratification of PricewaterhouseCoopers LLP as the company’s independent auditor in the absence of timely instructions from their customers. However, brokers do not have discretionary authority in the absence of timely instructions from their customers to vote on any of the other matters that will be considered at the 2014 Annual Meeting of Stockholders (i.e., Proposals I and III). Therefore, it is particularly important that beneficial owners instruct their brokers on how they want to vote their shares.

•                  Proposal I (Election of Directors)—We have adopted a majority voting policy with respect to the Board. In accordance with our amended and restated bylaws, in order for a nominee to be elected as a Class II director, a Class II director nominee must receive more votes cast for than against his election. This policy does not apply if we have received a stockholder nominee for director or notice of an intention to nominate a competing candidate, and such stockholder nomination has not been withdrawn by the tenth day before we mail our notice of meeting to stockholders. Abstentions to this proposal are not considered votes cast and do not affect the outcome. The Board shall nominate for election as director only a candidate who agrees to tender promptly following the annual meeting at which he is elected an irrevocable resignation that will become effective upon (i) the failure to receive the required vote at the annual meeting at which the director faces election, and (ii) Board acceptance of such resignation based on any factors deemed relevant by the Board. Our nominees for director have each signed such a resignation letter. Refer to our amended and restated bylaws for a complete description of our majority voting policy.

•                  Proposal II (Ratification of the Appointment of Independent Auditors)—In accordance with our amended and restated bylaws, to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2014, the holders of a majority of the voting power of the issued and outstanding stock of Cloud Peak Energy present in person or represented by proxy and entitled to vote must vote for the ratification. Abstentions to this proposal are treated as present or represented and voting and will have the same effect as a vote against this proposal.

•                  Proposal III (Advisory Vote to Approve the Compensation of Named Executive Officers)—To approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated by the SEC, the holders of a majority of the voting power of the issued and outstanding stock of Cloud Peak Energy present in person or represented by proxy and entitled to vote must vote for such approval. Abstentions to this proposal are treated as present or represented and voting and will have the same effect as a vote against this proposal. This advisory vote on executive compensation is not binding on the company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

A representative of Broadridge Financial Services, Inc. will tabulate the votes and act as inspector of elections.

Voting Procedures

Registered Stockholders—If you are a registered stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•                  By Internet.  You may submit a proxy electronically via the Internet at www.proxyvote.com. Please have your Notice of Availability, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

•                  By Telephone.  If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•                  By Mail.  If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided.

•                  In Person.  You may vote in person at the 2014 Annual Meeting of Stockholders by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote. Directions to the meeting are provided at the back of this proxy statement.

Street Name Stockholders—If your shares are held in street name, you will receive instructions from your bank, broker or other holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will be offered to street name stockholders. You may also vote in person at the 2014 Annual Meeting of Stockholders if you obtain a legal proxy from your bank, broker or other holder of record. Please consult the voting instruction form or other information sent to you by your bank, broker or other holder of record to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Revoking Your Proxy

If you are a registered stockholder, you may revoke your proxy or change your vote at any time before the shares are voted at the 2014 Annual Meeting of Stockholders by:

•                  Timely delivering a valid, later-dated executed proxy card;

•                  Timely submitting a proxy with new voting instructions using the Internet or telephone voting system;

•                  Voting in person at the meeting by completing a ballot (attending the meeting without completing a ballot will not revoke any previously submitted proxy); or

•                  Filing a written notice of revocation received by the General Counsel of Cloud Peak Energy Inc. at 505 South Gillette Avenue, Gillette, Wyoming 82716, by 5:00 p.m., Mountain Time, on Tuesday, May 13, 2014.

If you are a street name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record in accordance with such bank’s, broker’s or other holder of record’s procedures.

Annual Meeting Admission

If you wish to attend the 2014 Annual Meeting of Stockholders in person, you must present a form of personal identification. If you are a beneficial owner of Cloud Peak Energy common stock that is held of record by a bank, broker or other holder of record, you will also need to provide proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Solicitation Expenses

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Availability and related proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation. We have also retained MacKenzie Partners Inc. for proxy solicitation and related services in connection with our 2014 Annual Meeting of Stockholders. Under our agreement with MacKenzie Partners, MacKenzie Partners will receive a fee of $7,500 and we will reimburse MacKenzie Partners for reasonable and customary out-of-pocket expenses incurred in performing such services. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of common stock held by such persons, and we may reimburse these brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

Copies of the Annual Report

Upon written request, we will provide any stockholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2013 (the “Form 10-K”), but without exhibits. Stockholders should direct requests to Cloud Peak Energy Inc., Attn: General Counsel, 505 South Gillette Avenue, Gillette, Wyoming 82716. The Form 10-K and the exhibits filed with it are available on our website, www.cloudpeakenergy.com in the “SEC Filings” subsection of the “Investor Relations” section. These materials do not constitute a part of the proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) and related rules of the Securities and Exchange Commission (the “SEC”) require our directors and Section 16 officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. We assist our directors and Section 16 officers in making their Section 16(a) filings pursuant to powers of attorney granted by our insiders on the basis of information obtained from them and our records.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to Cloud Peak Energy during 2013 and Forms 5 and amendments thereto furnished to the company with respect to 2013, including those reports that we have filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no director, Section 16 officer, beneficial owner of more than 10% of the outstanding common stock of the company, or any other person subject to Section 16 of the Exchange Act, failed to file on a timely basis during 2013, except that the Form 4 filed by our former executive officer, A. Nick Taylor, on August 20, 2013 reported shares withheld for tax withholding obligations upon vesting of restricted stock that took place on December 20, 2012.

PROPOSAL I

ELECTION OF DIRECTORS

Election of Class II Directors

As of the date of mailing the Notice of Availability, we have seven members on our Board. Pursuant to our amended and restated certificate of incorporation and our amended and restated bylaws, our Board is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year at the annual meeting of stockholders. The current terms of our three classes of directors are:

Class	Expiration of Current Three-Year Term
II	2014 Annual Meeting of Stockholders
III	2015 Annual Meeting of Stockholders
I	2016 Annual Meeting of Stockholders

The Class II directors elected at the 2014 Annual Meeting of Stockholders will serve for a term of three years, which expires at the annual meeting of stockholders in 2017 or when their successors are duly elected and qualified. Our current Corporate Governance Guidelines state that a director who has attained the age of 72 prior to the annual meeting of stockholders in any year shall retire from office at such annual meeting unless the Board, in its discretion, approves an exception, as was done for Mr. Bailey who will turn 72 on April 5, 2014. Please see “Director Nomination Process” below for additional information.

The nominees for Class II directors are (1) William Fox III and (2) James Voorhees, each of whom is a current member of our Board and was recommended for election by our Nominating and Corporate Governance Committee. Each of the nominees has indicated his willingness to serve as a member of the Board if elected. If, however, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy, and if any director is unable to serve his or her full term, the Board may by resolution reduce the number of directors or by a majority vote of the directors then in office may designate a substitute to serve until the annual meeting of stockholders in 2017.

The following table sets forth, as of the annual meeting date, certain information about our current directors and nominees:

Name	Age	Position	Class
Keith Bailey	72	Chairman of the Board and Director	I
Patrick Condon	65	Director	I
William Owens	63	Director	I
William Fox III	68	Director Nominee	II
James Voorhees	60	Director Nominee	II
Colin Marshall	50	President, Chief Executive Officer and Director	III
Steven Nance	57	Director	III

Below are summaries of the background, business experience, attributes, qualifications and skills of the current directors of the company and director nominees.

Keith Bailey has served as Chairman of our Board since September 2009. From 1994 until his retirement from full time employment in 2002, Mr. Bailey served as chief executive officer and chairman of the board of directors of The Williams Companies, Inc., an energy and communications company. Mr. Bailey also served as The Williams Companies, Inc.’s president from 1992 to 2001 and chief financial officer from 1986 to 1992. From 2005 to 2013, Mr. Bailey served on the board of directors of Integrys Energy Group, Inc., a natural gas and electric utility company, as the chairman of its finance committee and on its audit committee. Mr. Bailey has served on the board of directors of APCO Oil & Gas International, Inc. since 1988 and currently serves on its audit committee and as chair of its nominating committee. Mr. Bailey has served on the board of directors of Aegis Insurance Services Ltd., an insurance company, since 2002 and currently serves on its investment committee. Mr. Bailey has served on the board of directors of Markwest Energy Partners, L.P., a natural gas gathering and processing company, since 2005 and currently serves as the chairman of its compensation committee and also serves on its nominating and governance committee. Mr. Bailey holds a Bachelor of Science degree in mechanical engineering from the Missouri School of Mines and Metallurgy.

Qualifications of Mr. Bailey:  Mr. Bailey has over fifty years’ executive experience in the energy business, particularly with respect to oil and gas and coal, and over twenty-six years’ experience as a public company director. Mr. Bailey offers extensive senior leadership and energy industry expertise to our Board, as well as significant corporate governance experience with his years in leadership and board positions with other public companies.

Patrick Condon has served as director since March 2012. He is also an independent director and chair of the audit committee of Roundy’s, Inc., a leading Midwest grocery company located in Milwaukee, Wisconsin. In addition, he serves on the board of Urban Gateways, a Chicago-based 501(c)(3) organization whose mission is to educate and inspire young people by delivering high-quality, accessible arts experiences that advance their personal and academic growth. Mr. Condon joined Deloitte & Touche in 2002, where he provided various consulting and attest services to clients until his retirement as partner in 2011. Mr. Condon also held a number of regional and national leadership roles within Deloitte & Touche. Mr. Condon worked for Arthur Andersen LLP from 1970 to 2002, providing various consulting and attest services. Mr. Condon earned a Bachelor of Science in business administration degree in accounting from John Carroll University and is a certified public accountant.

Qualifications of Mr. Condon:  Mr. Condon has over forty years’ experience in accounting and finance, with a focus in leadership and strategy, as well as auditing. His qualifications as a financial expert provide an essential skill set to the Board and the Audit Committee.

William Owens has served as a director since January 2010. Mr. Owens served as Governor of Colorado from 1999-2007, and as Colorado State Treasurer from 1995-1999. Mr. Owens has served on the board of directors and audit committee of Key Energy Services, an oilfield services company, since 2007; on the board of directors, compensation and corporate governance committees of Bill Barrett Corporation since 2010; and on the board of directors, compensation and corporate governance committees of Federal Signal Corporation, an industrial products company, since 2011. Mr. Owens also served on the board of directors and audit committee of Vision Logistics, a private transportation company, from 2008-2013. Mr. Owens earned a Bachelor of Science degree from Stephen F. Austin State University and a Master’s degree in public affairs from the University of Texas.

Qualifications of Mr. Owens:  Mr. Owens’ experience in managing in both the public and private sectors makes him well suited to provide advice to the Board. He also has extensive experience in both the energy and natural resources sectors. Mr. Owens’ breadth of public and private experience, including service on other public and private boards, brings valuable expertise to the Board.

William Fox III has served as a director since October 2009. Mr. Fox was with Citigroup Inc., a global financial services company, and its predecessors for 36 years engaged in corporate lending, and served as a senior credit officer from 1978 until his retirement in 2003. From 1989 until his retirement in 2003, Mr. Fox served as Managing Director, Global Industry Head, Global Energy and Mining of Citigroup. Prior to that, Mr. Fox was Citigroup’s Managing Director, North American Energy and Vice President, Petroleum Department. Mr. Fox has served on the board of directors of Rowan Companies, Inc., a provider of international and domestic contract drilling services, since 2001 and currently serves as the chairman of its audit committee and as a member of its nominating and corporate governance committee. Mr. Fox holds a Bachelor of Arts degree in economics from Trinity College.

Qualifications of Mr. Fox:  Mr. Fox has over thirty years’ experience in commercial banking with a focus in lending to energy companies. In addition, his qualifications as a financial expert and experience as an audit committee chairman on another board provide essential skill sets to the Board and the Audit Committee.

James Voorhees has served as a director since March 2011. From 1999 until his retirement in 2007, Mr. Voorhees served as Chief Operating Officer of Glamis Gold Ltd., a gold mining company. Prior to joining Glamis, Mr. Voorhees served as Director of Project Management at Newmont Mining Corporation, an international gold mining company. Prior to that, Mr. Voorhees served as General Manager of Newmont’s Twin Creeks Gold Mine. Since his retirement in 2007, Mr. Voorhees has acted as a consultant in the minerals and construction industries and has served on the board of directors of Tahoe Resources Inc., a precious metals mining company, since 2010. Mr. Voorhees holds a Bachelor of Science degree in mining engineering from the University of Nevada and is a registered professional engineer.

Qualifications of Mr. Voorhees:  Mr. Voorhees has over thirty years’ experience in coal and minerals mining, and over a decade of experience in senior and executive leadership positions in these industries. Mr. Voorhees’s strong mining background brings valuable knowledge to the Board of safety and environmental issues unique to the mining industry, providing a key skill set for our Health, Safety, Environment and Communities Committee.

Colin Marshall has served as our President, Chief Executive Officer and a director since July 2008. Previously, he served as the President and Chief Executive Officer of Rio Tinto Energy America Inc. (“RTEA”), an indirect subsidiary of Rio Tinto plc and the former parent company of Cloud Peak Energy Resources LLC (“CPE Resources”), the company’s wholly-owned subsidiary, from June 2006 until November 2009. In this Proxy Statement, references to “Rio Tinto” refer to Rio Tinto plc and Rio Tinto Limited and their subsidiaries, collectively. Rio Tinto plc is the ultimate parent company of RTEA. From March 2004 to May 2006, Mr. Marshall served as General Manager of Rio Tinto’s Pilbara Iron’s west Pilbara iron ore operations in Tom Price, West Australia, from June 2001 to March 2004, he served as General Manager of RTEA’s Cordero Rojo mine in Wyoming, and from August 2000 to June 2001, he served as Operations Manager of RTEA’s Cordero Rojo mine. Mr. Marshall worked for Rio Tinto plc in London as an analyst in the Business Evaluation Department from 1992 to 1996. From 1996 to 2000, he was Finance Director of the Rio Tinto Pacific Coal business unit based in Brisbane Australia. Mr. Marshall holds a Bachelor of Engineering degree and a Master’s degree in mechanical engineering from Brunel University and a Master of Business Administration from the London Business School.

Qualifications of Mr. Marshall:  In his position as President and Chief Executive Officer, making him the senior most executive of the company, Mr. Marshall provides the Board with a key perspective into the operations of the business, including the operations and marketing challenges it faces. Mr. Marshall has over twenty years’ financial and operational experience in the mining industry.

Steven Nance has served as a director since January 2010. Mr. Nance has been the president and manager of Steele Creek Energy, LLC, a company dealing primarily in oil and gas investments, since 2010. Mr. Nance was appointed to the board of directors of The Williams Companies, Inc. in January 2012 and currently serves on its compensation and nominating and governance committees. Mr. Nance was appointed to the board of directors of Newfield Exploration Company in June 2013 and currently serves on its compensation and operations and reserves committees. Mr. Nance served as president and sole director of Steele Creek Investment Company, the predecessor entity which held Mr. Nance’s oil and gas ownership, from 1997 to November 2013 providing, from time to time, consulting services on matters such as oil and gas investments, succession planning, coaching and leadership development. From 2000 until 2007, Mr. Nance served as the president of Peoples Energy Production Company, an oil and gas exploration and production company. Mr. Nance holds a Bachelor of Science degree in petroleum engineering from Texas Tech University and is a registered professional engineer (inactive status).

Qualifications of Mr. Nance:  Mr. Nance has over thirty years’ experience in the oil and gas industry and has significant experience in senior executive positions, as well as merger and acquisition activities in these industries. Mr. Nance has experience in risk management and, along with his perspective as a former executive, brings a wealth of broad corporate knowledge to the Board.

Board Recommendation on Proposal

The Board unanimously recommends a vote FOR the election of each of the Class II director nominees named above. The management proxy holders will vote all properly submitted proxies FOR election unless instructed otherwise.

EXECUTIVE OFFICERS

This section provides information regarding the background, business experience, attributes, qualifications and skills of our current executive officers, other than Mr. Colin Marshall, President, Chief Executive Officer and Director. Refer to the table above under “PROPOSAL I—ELECTION OF DIRECTORS” for biographical and related information regarding Mr. Marshall.

Name	Age*	Position(s)
Michael Barrett	45	Executive Vice President and Chief Financial Officer
Gary Rivenes	44	Executive Vice President and Chief Operating Officer
Bruce Jones	56	Senior Vice President, Technical Services
Cary Martin	62	Senior Vice President, Human Resources
Todd Myers	50	Senior Vice President, Business Development
James Orchard	53	Senior Vice President, Marketing and Government Affairs
Bryan Pechersky	43	Senior Vice President, General Counsel and Corporate Secretary
Heath Hill	43	Vice President and Chief Accounting Officer

*                                         As of the annual meeting date.

Michael Barrett has served as our Executive Vice President and Chief Financial Officer since September 2008. Previously, he served as Chief Financial Officer of RTEA from April 2007 until November 2009, and as Acting Chief Financial Officer of RTEA from January 2007 to March 2007. From November 2004 to April 2007, Mr. Barrett served as Director, Finance & Commercial Analysis of RTEA, and from December 2001 to November 2004, he served as Principal Business Analyst of Rio Tinto Iron Ore’s new business development group. From May 1997 to May 2000, Mr. Barrett worked as a Senior Business Analyst for WMC Resources Ltd, a mining company, and was Chief Financial Officer and Finance Director of Medtech Ltd. and Auxcis Ltd., two technology companies listed on the Australian stock exchange, from May 2000 to December 2001. From August 1991 to May 1997, he held positions with PricewaterhouseCoopers in England and Australia. Mr. Barrett received his Bachelor’s degree with joint honors in economics and accounting from Southampton University and is a chartered accountant.

Gary Rivenes has served as our Executive Vice President and Chief Operating Officer since October 2009. Previously, he served as Vice President, Operations, of RTEA from December 2008 until November 2009, and as Acting Vice President, Operations, of RTEA from January 2008 to November 2008. From September 2007 to December 2007, Mr. Rivenes served as General Manager for RTEA’s Jacobs Ranch mine, from October 2006 to September 2007, he served as General Manager for RTEA’s Antelope mine and from November 2003 to September 2006, he served as Manager, Mine Operations for RTEA’s Antelope mine. Prior to that, he worked for RTEA in a variety of operational and technical positions for RTEA’s Antelope, Colowyo and Jacobs Ranch mines since 1992. Mr. Rivenes holds a Bachelor of Science in mining engineering from Montana College of Mineral, Science & Technology.

Bruce Jones has served as our Senior Vice President, Technical Services since July 2013, with responsibilities in strategic and long-term mine planning, geological services, land management and environmental affairs.  Prior to his appointment as Senior Vice President, Mr. Jones was General Manager of our Spring Creek mine from March 2007 to July 2013.  Mr. Jones began his career as a mining engineer for Inspiration Coal, Inc. and has worked in the mining industry across the country in many different positions.  Since 1982, Mr. Jones has held a variety of positions, including Mine Foreman, Maintenance Manager, Environmental Engineer and Process Supervisor.  Before joining the Spring Creek mine, Mr. Jones was the Operations Manager for Kennecott Utah Copper at the Bingham Canyon Mine in Bingham Canyon, Utah.  Mr. Jones holds a Bachelor of Science degree in mining engineering from the University of Wisconsin-Platteville and a Master’s of Business Administration from the University of Utah. Mr. Jones is a registered professional engineer in Kentucky and Utah.

Cary Martin has served as our Senior Vice President, Human Resources since October 2009. Previously, he served as Vice President / Corporate Officer of Human Resources for OGE Energy Corp., an electric utility and natural gas processing holding company from September 2006 until March 2008, and as a Segment Vice President for several different divisions of SPX Corporation, an international multi-industry manufacturing and services company from December 1999 until May 2006. In these capacities, Mr. Martin’s responsibilities included oversight of employee and labor relations, workforce planning, employee development, compensation administration, policies and procedures and other responsibilities that are common for a human resources executive. From 1982 until 1999, Mr. Martin served in various management and officer positions for industries ranging from medical facilities to cable manufacturers. Mr. Martin received his Bachelor’s degree in business administration from the University of Missouri and his Master’s degree in management sciences from St. Louis University.

Todd Myers has served as our Senior Vice President, Business Development since July 2010. Previously, he served as President of Westmoreland Coal Sales Company. Prior to that, Mr. Myers served in other senior leadership positions with Westmoreland Coal in marketing and business development during two periods dating to 1989. In his various capacities with Westmoreland Coal, Mr. Myers’s responsibilities included developing and implementing corporate merger and acquisition strategies, divesting coal related assets, negotiating complex transactions and other responsibilities generally attributable to the management of coal businesses. Mr. Myers also spent five years with RDI Consulting, a leading consulting firm in the energy industry, where he led the energy and environment consulting practice. In 1987, Mr. Myers served as a staff assistant in the U.S. House of Representatives. Mr. Myers earned his Bachelor of Arts in political science from Pennsylvania State University in University Park, Pennsylvania, and a Master of International Management from the Thunderbird Graduate School of Global Management in Glendale, Arizona.

James Orchard has served as our Senior Vice President, Marketing and Government Affairs since October 2009. Previously, he served as Vice President, Marketing and Sustainable Development for RTEA from March 2008 until November 2009. From January 2005 to March 2008, Mr. Orchard was Director of Customer Service for RTEA. Prior to that he worked for Rio Tinto’s Aluminum division in Australia and New Zealand for over 17 years, where he held a number of technical, operating, process improvement and marketing positions, including as manager of Metal Products from January 2001 to January 2005. Mr. Orchard graduated from the University of New South Wales with a Bachelor of Science and a PhD in industrial chemistry.

Bryan Pechersky has served as our Senior Vice President and General Counsel since January 2010 and our Corporate Secretary since March 2013. Previously, Mr. Pechersky was Senior Vice President, General Counsel and Secretary for Harte-Hanks, Inc., a worldwide, direct and targeted marketing company from March 2007 to January 2010. Prior to that, he also served as Senior Vice President, Secretary and Senior Corporate Counsel for Blockbuster Inc., a global movie and game entertainment retailer from October 2005 to March 2007, and was Deputy General Counsel and Secretary for Unocal Corporation, an international energy company acquired by Chevron Corporation in 2005, from March 2004 until October 2005. While in these capacities, Mr. Pechersky’s responsibilities included advising on various legal, regulatory and compliance matters, transactions and other responsibilities that are common for a general counsel and corporate secretary. Mr. Pechersky was in private practice for approximately seven years with the international law firm Vinson & Elkins L.L.P. before joining Unocal Corporation. Mr. Pechersky also served as a Law Clerk to the Hon. Loretta A. Preska, Chief Judge of the U.S. District Court for the Southern District of New York in 1995 and 1996. Mr. Pechersky earned his Bachelor’s degree and Juris Doctorate from the University of Texas, Austin, Texas.

Heath Hill has served as our Vice President and Chief Accounting Officer since September 2010. Previously, Mr. Hill served in various capacities with PricewaterhouseCoopers LLP, our independent public accountants, from September 1998 to September 2010, including Senior Manager from September 2006 to September 2010, and Manager from September 2003 to September 2006. While with PricewaterhouseCoopers LLP, Mr. Hill’s responsibilities included assurance services primarily related to SEC registrants, including annual audits of financial statements and internal controls, public debt offerings and IPO transactions. From June 2003 to June 2005 he held a position with PricewaterhouseCoopers in Germany serving U.S. registrants throughout Europe. Mr. Hill never worked on any engagements or projects for Cloud Peak Energy Inc. or its predecessor, Rio Tinto, while he was with PricewaterhouseCoopers LLP. Mr. Hill earned his Bachelor’s degree in accounting from the University of Northern Colorado and is an active certified public accountant.

CORPORATE GOVERNANCE

We believe that strong corporate governance helps to ensure that our company is managed for the long-term benefit of our stockholders. As part of our commitment to corporate governance leadership and our compliance with the listing standards of the NYSE and SEC regulations, we have adopted various charters, policies and procedures. You can access and print, free of charge, the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Health, Safety, Environment and Communities Committee, as well as our Corporate Governance Guidelines, Code of Conduct, Code of Ethics for Principal Executive and Senior Officers, Clawback Policy and certain other policies and procedures at our website at www.cloudpeakenergy.com in the “Corporate Governance and Committee Charters” subsection of the “Investor Relations” section. Additionally, stockholders can request copies of any of these documents free of charge by submitting a written request to Cloud Peak Energy Inc., Attn: General Counsel, 505 South Gillette Avenue, Gillette, Wyoming 82716.

The Board periodically reviews these materials and updates them based on changes in Delaware corporate law, the rules and listing standards of the NYSE and SEC regulations, as well as best practices suggested by recognized governance authorities. From time to time, we expect these materials will be modified in response to changing regulatory requirements, evolving practices, concerns of our stockholders and other stakeholders and otherwise as circumstances warrant. We encourage you to check our website periodically for the most recent versions of our governance materials.

Board Leadership Structure; Separate Chairman and CEO Positions

Cloud Peak Energy’s Chairman of the Board and Chief Executive Officer positions are separate. Our Board is composed of a majority of independent directors. The only member of our Board who is not considered independent is Mr. Marshall, our President and Chief Executive Officer. In addition, our Audit, Compensation and Nominating and Corporate Governance Committees, each as described below, are each composed of entirely independent directors, including the chairman of each committee. The Board believes that the Health, Safety, Environment and Communities Committee is best served by including Mr. Marshall as a member and has appointed an independent director as the chairman of that committee.

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. We believe the number of independent directors that make up our Board, along with the oversight provided by our independent Chairman of the Board, benefits the company and our stockholders. The Board and independent directors consider the Board’s leadership structure on a regular basis.

Board’s Role in Risk Oversight

Generally speaking, the Board executes oversight responsibility for risk management directly and through its committees, as follows:

•                  The Audit Committee has primary responsibility for overseeing and discussing with management the process for identifying and classifying the company’s principal risks and identifying appropriate steps to monitor and control such exposures. The company’s Internal Auditor, who reports directly to the Audit Committee and administratively to our Senior Vice President, General Counsel and Corporate Secretary, performs risk assessments and conducts audits of high risk areas accordingly. The Audit Committee’s meeting agendas are planned to include discussions of significant individual risk areas throughout the year. In addition, the Audit Committee has certain oversight responsibilities with respect to our overall legal compliance program.

•                  The Board’s other committees (Compensation Committee, Nominating and Corporate Governance Committee, and Health, Safety, Environment and Communities Committee) oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally.

•                  The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board. These reports are presented at regular Board meetings and include discussions of committee agenda topics, including matters involving risk oversight. In addition, Board members frequently attend committee meetings regardless of membership on that committee and the full Board is provided with Board and all committee meeting materials. For additional information about the activities and responsibilities of the Board’s committees and the scope of the Board’s delegation to its committees, refer to the committees’ charters, which are available at our website at www.cloudpeakenergy.com in the “Corporate Governance and Committee Charters” subsection of the “Investor Relations” section.

•                  The Board’s meetings are also planned to consider specific risk topics, including risks associated with our strategic plan, our capital structure and our significant business activities, and an overall risk review presented by management. In addition, the Board receives detailed regular reports from members of our executive management team, which include discussions of the risks and exposures involved in their respective areas of responsibility. These reports are provided in connection with regular Board meetings and discussed, as necessary, at Board meetings. Further, the Board’s fulfillment of its oversight responsibility for risk management includes being informed between regular meetings of significant developments that could affect our risk profile or other aspects of our business.

Diversity of Board Members

We do not maintain a separate policy regarding the diversity of our Board members. However, the charter of the Nominating and Corporate Governance Committee provides that in recommending potential nominees to the Board, the Committee will take diversity into account with the intent of creating a Board that consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Consistent with its charter, the Nominating and Corporate Governance Committee and ultimately the Board seek nominees with distinct professional backgrounds, experience and perspectives so that the Board as a whole has the appropriate mix of skills, perspectives, personal and professional experiences and backgrounds necessary to fulfill the needs of the company with respect to the current issues facing the company. Recommendations include consideration by the Nominating and Corporate Governance Committee of the contribution of fellow directors, as well as the qualifications of new nominees.

Board of Directors and Board Committees

Our business is managed under the direction of our Board. The Board appoints the Chief Executive Officer (“CEO”), approves and monitors the fundamental financial and business strategies of our company, and provides a source of advice and counsel to management. The Board also oversees CEO succession planning and is responsible for ensuring that succession planning for other members of senior management is ongoing. In addition, the Board’s responsibility includes reviewing and approving major corporate actions, working with management to identify the principal risks of the company’s businesses and overseeing the implementation of appropriate risk management systems, as well as evaluating, through the Compensation Committee and the independent directors, the compensation of the CEO and other executive officers.

The Board meets on a regularly scheduled basis to review significant developments affecting our company, to act on matters requiring approval by the Board and to otherwise fulfill its responsibilities. It also holds special meetings when an important matter requires action or review by the Board between regularly scheduled meetings. The Board has separately designated standing committees: (1) Audit, (2) Compensation, (3) Nominating and Corporate Governance and (4) Health, Safety, Environment and Communities.

Including in-person and telephonic meetings, during 2013, the Board met 7 times, the Audit Committee met 9 times, the Compensation Committee met 6 times, the Nominating and Corporate Governance Committee met 5 times and the Health, Safety, Environment and Communities Committee met 5 times. Each director participated in all of the Board meetings that were held in 2013 and all meetings of each committee of which the director was a member that were held during 2013.

The following table provides membership and meeting information for each of the Board’s standing committees:

Director	Independent(1)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety, Environment and Communities Committee
Keith Bailey	Yes	—	—	—	Member
Patrick Condon	Yes	Chair(2)	—	Member	—
William Fox III	Yes	Member(2)	Chair	—	—
Colin Marshall	No	—	—	—	Member
Steven Nance	Yes	Member	—	—	Chair
William Owens	Yes	—	Member	Chair	—
James Voorhees	Yes	—	Member	Member	Member
Number of Meetings in 2013:		9	6	5	5

(1)                                 The Board has determined that the director is independent as described below under “Independence of Directors.”

(2)                                 The Board has determined that the director is an audit committee financial expert as described below under “Audit Committee Financial Experts and Financial Literacy.”

A brief description of the principal functions of each of the Board’s four standing committees follows. Each committee also has certain oversight responsibilities for risk management as described above. The Board retains the right to exercise the powers of any committee to the extent consistent with applicable rules and regulations, and may do so from time to time. For additional information, please refer to the Audit Committee Charter, the Compensation Committee Charter, the Nominating and Corporate Governance Committee Charter, and the Health, Safety, Environment and Communities Committee Charter, which are available on our website at www.cloudpeakenergy.com in the “Corporate Governance and Committee Charters” subsection of the “Investor Relations” section.

Audit Committee

The Audit Committee currently consists of Messrs. Condon (Chair), Fox and Nance. The Board has determined that each member of the Audit Committee meets the independence requirements of the rules of the NYSE and our Guidelines on the Independence of the Directors. Each Audit Committee member satisfies the additional audit committee independence standards under Rule 10A-3 of the Exchange Act. In addition, each Audit Committee member is financially literate for purposes of serving on our Audit Committee and each member of the Audit Committee has served as a senior executive of a large organization, and has had significant experience with financial matters relating to those organizations. The Board has determined that Messrs. Condon and Fox are audit committee financial experts as described below under “Audit Committee Financial Experts and Financial Literacy.”

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibility to our stockholders, the investment community and governmental agencies that regulate our activities in its oversight of (1) the integrity of our financial statements, financial reports and other financial information filed with the SEC, (2) the integrity and adequacy of our auditing, accounting and financial reporting processes and systems of internal control over financial reporting, (3) our compliance with legal and regulatory requirements, including internal controls designed for that purpose, (4) the independence, qualifications and performance of our independent registered public accounting firm, and (5) the performance of our internal audit function. The Audit Committee is also responsible for preparing the Audit Committee report that SEC rules require be included in our annual proxy statement. The Audit Committee meets regularly in executive session with the Chief Financial Officer, internal auditor, General Counsel and external auditors, and as a committee. These executive sessions may include other non-employee directors.

Compensation Committee

General

The Compensation Committee currently consists of Messrs. Fox (Chair), Owens and Voorhees. The Board has determined that each member of the Compensation Committee meets the independence requirements of the rules of the NYSE, including those applicable specifically to compensation committee members, and our Guidelines on the Independence of the Directors. Each Compensation Committee member also qualifies as an “outside director” in accordance with Section 162(m) of the Internal Revenue Code (the “Code”), and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee determines and oversees the execution of the company’s compensation philosophy and oversees the administration of the company’s executive compensation program. The primary functions of the Compensation Committee are to:

•                  Review, evaluate and approve, or recommend to the Board or other independent directors of the Board, our agreements, plans, policies and programs to compensate our executive officers and directors;

•                  Oversee our plans, policies and programs to compensate our non-executive employees;

•                  Review and discuss with our management the Compensation Discussion and Analysis (“CD&A”) included in our annual proxy statement, and determine whether to recommend to the Board that the CD&A be included in our annual proxy statement, in accordance with applicable rules and regulations;

•                  Produce the Compensation Committee report as required by Item 407(e)(5) of Regulation S-K for inclusion in our annual proxy statement, in accordance with applicable rules and regulations; and

•                  Otherwise discharge the Board’s responsibilities relating to compensation of our executive officers and directors.

The Compensation Committee may, in its discretion and as appropriate, delegate duties and responsibilities to a member or to a subcommittee of the Compensation Committee. However, no subcommittee may be delegated any power or authority required by any law, regulation or listing standard to be exercised by the Compensation Committee as a whole. No subcommittees were formed or met in 2013.

The Compensation Committee meets in executive session as it deems appropriate to review and consider executive compensation matters without the presence of our executive officers. These executive sessions may include other non-employee directors.

Other Participants in the Executive Compensation Process

In addition to the members of the Compensation Committee and members of the Board who may also be in attendance at the Compensation Committee’s meetings, our CEO, Senior Vice President, Human Resources and the Compensation Committee’s independent executive compensation consultant, Aon Hewitt Associates (“Aon Hewitt”), also participated in and contributed to our executive compensation process during 2013. Ultimately, the Compensation Committee exercises its independent business judgment with respect to recommendations and opinions of these other participants and the Compensation Committee (or our independent directors as a group) makes final determinations about our executive officer compensation.

CEO—During its meetings throughout 2013, the Compensation Committee invited input from our CEO on executive compensation for 2013. In particular, Mr. Marshall provided the perspective of management to the Compensation Committee regarding executive compensation matters generally and the performance of the executive officers reporting to him. Mr. Marshall provided input on the company targets, and, for the executive officers reporting to him, the personal performance measurements related to our Cloud Peak Energy Inc. Annual Incentive Plan for 2013, base salary levels and other compensation matters. Mr. Marshall did not provide input with respect to his own compensation amounts.

Compensation Consultants—The Compensation Committee retained the independent executive compensation consultant Aon Hewitt to assist with the evaluation and determinations for our 2013 executive compensation program. Under the terms of the engagement, Aon Hewitt reports directly to the Compensation Committee. Although Aon Hewitt also works in cooperation with management as required to gather information necessary to carry out its obligations to the Compensation Committee, they do not have a separate engagement with our management. Aon Hewitt’s review of 2013 compensation included the following, at the Compensation Committee’s request:

•                  Total compensation plan review;

•                  Review of our Compensation Peer Group and our Performance Peer Group;

•                  Comparisons of executive positions against our Compensation Peer Group and industry market groups;

•                  Outside director compensation analysis;

•                  Review of grant sizes and types as well as the performance goals utilized under our annual incentive plan and long term incentive plan; and

•                  Assist with the Compensation Committee’s periodic compensation program risk assessment. See “EXECUTIVE COMPENSATION— Compensation Discussion and Analysis —Compensation Risk Assessment” below for details.

In connection with its engagement of Aon Hewitt, the Compensation Committee assessed the independence of Aon Hewitt pursuant to applicable SEC and NYSE rules and concluded that Aon Hewitt’s work for the Compensation Committee does not raise any conflict of interest.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Governance Committee”) currently consists of Messrs. Owens (Chair), Condon and Voorhees. The Board has determined that each member of the Governance Committee meets the independence requirements of the NYSE and our Guidelines on the Independence of Directors. The primary functions of the Governance Committee are to:

•                  Advise the Board and make recommendations regarding appropriate corporate governance practices and assist the Board in implementing those practices;

•                  Assist the Board by identifying individuals qualified to become members of the Board, consistent with the criteria approved by the Board, and recommending director nominees to the Board for election at the annual meetings of stockholders or for appointment to fill vacancies on the Board;

•                  Advise the Board about the appropriate composition of the Board and its committees;

•                  Lead the Board in the annual performance evaluation of the Board and its committees, and of management; and

•                  Direct all matters relating to the succession of our CEO.

Health, Safety, Environment and Communities Committee

The Health, Safety, Environment and Communities Committee (the “HSEC Committee”) is currently comprised of Messrs. Nance (Chair), Bailey, Marshall and Voorhees. The primary functions of the HSEC Committee are to oversee:

•                  Our compliance with safety, health, environmental and sustainability-related laws and regulatory requirements applicable to our business;

•                  Our initiatives to enhance sustainable business practices and our reputation as a responsible corporate citizen, including the promulgation and enforcement of policies, procedures and practices which promote the protection of the safety and health of our employees, contractors, customers, the public and the environment;

•                  The plans, programs and processes established by us to evaluate and manage safety, health, environmental and sustainability risks to our business, operations, products and reputation generally; and

•                  Our response to significant safety, health, environmental and sustainability-related public policy, legislative, regulatory, political and social issues, trends or incidents that may affect our business operations, financial performance or public image or the industry in which we operate.

Director Nomination Process

The Governance Committee identifies and recommends to the Board the candidates for nomination as directors. Stockholders may propose nominees for consideration by our Governance Committee by submitting names and supporting information to Cloud Peak Energy Inc., Attn: Corporate Secretary, 505 South Gillette Avenue, Gillette, Wyoming, 82716 in accordance with our amended and restated bylaws and applicable law. The Board approves the final choice of candidates for nomination and election by the stockholders.

The Governance Committee selects nominees for the Board, including any nominees proposed for consideration by our stockholders, in accordance with the procedures and criteria set forth in the Corporate Governance Guidelines and the Governance Committee’s charter. The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the company. In reviewing director candidates, the Governance Committee reviews each candidate’s qualifications for membership on the Board and takes into account the qualities required to add value to the company and to the functioning of the Board and its committees such as independence, financial expertise, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, the candidate’s personal and professional integrity and business judgment, and the candidate’s willingness to commit the required time to serve as a Board member.

As provided by our Corporate Governance Guidelines, a Board member is expected to demonstrate high ethical standards and integrity in his personal and professional dealings, act honestly and in good faith with a view to the best interests of the company, devote sufficient time to the affairs of the company and exercise care, diligence and skill in fulfilling his responsibilities, both as a Board member and as a member of any of its standing committees. A Board member is also expected to provide independent judgment on a broad range of issues, understand and challenge the key business plans of the company, be willing to work in a team and be open to opinions of others, and raise the appropriate difficult questions and issues to facilitate active and effective participation in the deliberation of the Board and of each committee on which he serves. Further, each of the Board members should make all reasonable efforts to attend all Board and committee meetings, review the materials provided by management in advance of the Board and committee meetings, and inform the

Chairman of the Board before accepting membership on any other board of directors or audit committees. A Board member should also inform the Chairman of the Board of any change in the director’s interests that could affect the director’s relationship to the company.

The Governance Committee and the Board may take into account the nature of and time involved in a director’s service on other boards in evaluating the suitability of individual directors and making its recommendations to the company’s stockholders.

In accordance with our current Corporate Governance Guidelines, a director who has attained the age of 72 prior to the annual meeting of stockholders in any year shall retire from office at such annual meeting unless the Board, in its discretion, approves an exception as was done for Mr. Bailey who will turn 72 on April 5, 2014.  Based on his significant and continuing contributions, the Board, excluding Mr. Bailey, unanimously determined that it is in the best interest of the company for Mr. Bailey to continue to serve the remainder of his current term, which will expire at the annual meeting of stockholders in 2016.

Independence of Directors

Pursuant to our Corporate Governance Guidelines and the rules of the NYSE, our Board is comprised of a majority of directors who satisfy the criteria for “independent directors.”

Annual questionnaires are used to gather input to assist the Governance Committee and the Board in their determinations of the independence of the non-employee directors. Based on the foregoing and on such other due consideration and diligence as it deemed appropriate, the Governance Committee presented its findings to the Board on the independence of (1) Keith Bailey, (2) Patrick Condon, (3) William Fox III, (4) William Owens, (5) Steven Nance and (6) James Voorhees, in each case in accordance with the applicable federal securities laws, the SEC rules promulgated thereunder, and the applicable rules of the NYSE and our Guidelines on the Independence of the Directors (which may be found in Annex A to our Corporate Governance Guidelines).

The Board concluded that, other than in their capacity as directors, none of the non-employee directors had a material relationship with Cloud Peak Energy, either directly or as a partner, stockholder or officer of an organization that has a relationship with Cloud Peak Energy. The Board further determined that, (1) each director currently serving on the Audit Committee, Compensation Committee and Governance Committee is otherwise independent under applicable NYSE listing standards and our Guidelines on the Independence of the Directors for purposes of serving on the Board, the Audit Committee, the Compensation Committee and the Governance Committee, as applicable, (2) each such non-employee director satisfies the additional audit committee independence standards under Rule 10A-3 of the Exchange Act and the additional independence requirements applicable specifically to Compensation Committee members under the NYSE’s listing standards, and (3) each director currently serving on the Compensation Committee qualifies as an “outside director” under Section 162(m) of the Code and a “non-employee director” under Rule 16b-3 of the Exchange Act.

Executive Sessions

Our Corporate Governance Guidelines provide that every regular meeting of the Board will include one or more executive sessions at which no employee directors or other members of management are present in order to promote free and open discussion and communication among the non-employee directors. At least one executive session per year includes only independent directors. Our current Chairman of the Board, Keith Bailey, who is an independent director, presides over all executive sessions of the Board. If, in the future, our Chairman of the Board were to be a person who is an executive of the company, in accordance with our Corporate Governance Guidelines, our Board would appoint a lead director from among the non-employee directors to preside over the executive sessions of the Board.

Audit Committee Financial Experts and Financial Literacy

The Board has determined that Messrs. Condon, Fox and Nance, the current members of the Audit Committee, are each financially literate as interpreted by the Board in its business judgment based on applicable NYSE rules, and that Messrs. Condon and Fox further qualify as an audit committee financial expert, as such term is defined in applicable SEC rules.

Communications with Non-Management Directors and Other Board Communications

The Board provides a process, pursuant to its Policy Regarding Communications from Stockholders, to enhance the ability of stockholders and other interested parties to communicate directly with the non-management directors as a group, the entire Board, Board committees or individual directors, including the Chairman of the Board and chair of any Board committee.

Stockholders and other interested parties may communicate by writing to: Cloud Peak Energy Inc., 505 South Gillette Avenue, Gillette, Wyoming 82716, Attn: Corporate Secretary; or via Internet at www.cloudpeakenergy.com by clicking on “Contact the Board” in the “Corporate Governance and Committee Charters” subsection of the “Investor Relations” section. Stockholders may submit their communications to the Board or individual directors on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Confidential—To be opened only by the Secretary of the Company.” The Secretary of the Company will compile all communications submitted using the process described herein and forward such communications to such director or group of directors he deems necessary or appropriate. The Secretary is not required to forward certain communications if it is determined that the communication is (1) unrelated to the duties and responsibilities of the Board, (2) unduly hostile, threatening or illegal, or (3) obscene or otherwise deemed to be inappropriate.

Stockholder communications that relate to accounting, internal accounting controls or auditing matters will be processed in accordance with our Accounting Complaints Policy. Concerns about accounting or auditing matters may be forwarded on a confidential or anonymous basis to the Audit Committee by writing to: Cloud Peak Energy Inc., 505 South Gillette Avenue, Gillette, Wyoming 82716 Attn: General Counsel; as well as through the Ethics Hotline at (866) 528-0054.

Director Attendance at Annual Meetings

The Corporate Governance Guidelines provide that directors are expected to attend our Annual Meeting of Stockholders. All of our directors at the time of the 2013 annual meeting of stockholders attended that meeting.

Certain Relationships and Related Party Transactions

Policies and Procedures for Review and Approval of Related Party Transactions

Pursuant to our Related Party Transactions Policy, our Audit Committee reviews and approves or ratifies transactions in excess of $100,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the Audit Committee is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the Audit Committee is to approve only those related party transactions that the Audit Committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arms-length transaction with an unrelated third party and that the Audit Committee determines are not inconsistent with the best interests of the company.

Management Services Agreement

Cloud Peak Energy Inc. entered into the Management Services Agreement with its wholly-owned subsidiary CPE Resources pursuant to which we provide certain management services to CPE Resources. In exchange for the services, CPE Resources reimburses us for compensation and other expenses of certain of our officers and for reasonable out-of-pocket costs and expenses incurred by us for providing the management services, including legal, accounting and other third-party advisors and consultants, certain insurance costs and other items of corporate overhead and costs associated with our maintenance of our corporate existence and status as a reporting company under the federal securities laws. CPE Resources also provides reasonable administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The Management Services Agreement also provides that our employees may participate in CPE Resources’ benefit plans, and that CPE Resources employees may participate in our equity incentive plan. CPE Resources has agreed to indemnify us for any losses arising from our performance under the Management Services Agreement, except that we have agreed to indemnify CPE Resources for any losses caused by our willful misconduct or gross negligence. In the event we cease to serve as manager of CPE Resources, the Management Services Agreement will automatically terminate. In 2013, CPE Resources paid us approximately $9.5 million for services rendered under this agreement.

Policies on Business Conduct and Ethics

We have established a corporate compliance program as part of our commitment to responsible business practices in all of the communities in which we operate. The Board has adopted a Code of Conduct that applies to all of our directors, officers and employees, which promotes the fair, ethical, honest and lawful conduct in our business relationships with investors, employees, customers, suppliers, competitors, government representatives, and other business associates. In addition, we have adopted a Code of Ethics for Principal Executive and Senior Financial Officers. These two policies form the foundation of a compliance program that includes policies and procedures covering a variety of specific areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, public corporate disclosures, insider trading, anti-bribery, trade practices, protection and proper use of company assets, intellectual property, financial accounting, employment practices, health, safety and environment, and political contributions and payments.

Both our Code of Conduct and our Code of Ethics for Principal Executive and Senior Financial Officers are available on our website at www.cloudpeakenergy.com in the “Corporate Governance and Committee Charters” subsection of the “Investor Relations” section. In accordance with NYSE and SEC rules, we will disclose any future amendments to or waivers from our Code of Ethics for our Principal Executive and Senior Financial Officers as well as any waivers from our Code of Conduct for directors and executive officers by posting such information on our website within the time period required by applicable SEC and NYSE rules.

Indemnification of Officers and Directors

Our amended and restated bylaws require us to indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. Our amended and restated bylaws also state that Cloud Peak Energy has the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the company, or is or was serving at the request of the company as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person or on the person’s behalf in any such capacity, or arising out of the person’s status as such, whether or not the company would have the power to indemnify the person against such liability under the company’s bylaws or the Delaware General Corporation Law, provided, however, that such insurance is available on acceptable terms, which determination will be made by the Board.

Management Certifications

In accordance with the Sarbanes-Oxley Act of 2002 and SEC rules thereunder, our Chief Executive Officer and Chief Financial Officer have signed certifications under Sarbanes-Oxley Section 302, which have been filed as exhibits to the Form 10-K. In addition, our Chief Executive Officer submitted our most recent certification to the NYSE under Section 303A.12(a) of the NYSE listing standards on June 13, 2013.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the number of shares of common stock beneficially owned by each person known by Cloud Peak Energy to beneficially own more than 5% of the outstanding shares of our common stock. Except as otherwise noted, (A) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (B) ownership is as of the dates noted below. As of February 28, 2014, there were 60,906,479 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
T. Rowe Price Associates, Inc.(1)	6,564,140	10.78%
100 E. Pratt Street
Baltimore, MD 21202
BlackRock, Inc.(2)	5,291,197	8.69%
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.(3)	3,720,731	6.11%
100 Vanguard Blvd.
Malvern, PA 19355
Artisan Partners Limited Partnership(4)	3,129,504	5.14%
875 East Wisconsin Avenue, Suite 800
Milwaukee, WI 53202
FMR LLC(5)	3,110,602	5.11%
245 Summer Street
Boston, MA 02210

(1)                           This information is based on a Schedule 13G/A filed with the SEC on February 11, 2014, by T. Rowe Price Associates, Inc. (“Price Associates”), in which it reported sole voting power as to 1,285,800 shares and sole dispositive power as to all shares. These securities are owned by various individual and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)                           This information is based on a Schedule 13G/A filed with the SEC on January 28, 2014, by BlackRock, Inc., in which it reported sole voting power as to 5,084,767 shares and sole dispositive power as to all shares.

(3)                           This information is based on a Schedule 13G/A filed with the SEC on February 12, 2014, by The Vanguard Group, Inc., in which it reported sole voting power as to 98,926 shares, sole dispositive power as to 3,628,005 shares and shared dispositive power as to 92,726 shares.

(4)                           This information is based on a Schedule 13G/A filed with the SEC on March 24, 2014, filed jointly by Artisan Partners Limited Partnership, Artisan Investments GP LLC, Artisan Partners Holdings LP and Artisan Partners Asset Management Inc., in which they reported shared voting power as to 2,854,894 shares and shared dispositive power as to all shares.

(5)                           This information is based on a Schedule 13G filed with the SEC on February 14, 2014, by FMR LLC, in which it reported sole voting power as to 2,338 shares and sole dispositive power as to all shares.

The following table sets forth information with respect to the number of shares of our common stock beneficially owned by (1) our “named executive officers,” which, for purposes of this Proxy Statement, refers to the six current and former executive officers included in the Summary Compensation Table below in this Proxy Statement, (2) each current Cloud Peak Energy director and each nominee for director, and (3) all current Cloud Peak Energy directors and executive officers as a group. Except as otherwise noted, (1) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (2) ownership is as of February 28, 2014. Although our former executive Mr. Taylor’s departure from the company became effective as of August 16, 2013, SEC rules require he remain designated as a “named executive officer” for purposes of this Proxy Statement.

Name and Address(1) of Beneficial Owner	Number of Shares of Common Stock(2)	Percent of Class
Colin Marshall	612,642	*
Gary Rivenes	195,325	*
Michael Barrett	186,110	*
James Orchard	103,776	*
Bryan Pechersky	87,518	*
A. Nick Taylor(3)	24,275	*
Keith Bailey	40,014	*
James Voorhees	24,068	*
William Fox III	23,475	*
William Owens	22,662	*
Steven Nance	22,162	*
Patrick Condon	15,820	*
All Current Executive Officers and Directors as a Group (15 persons)	1,470,501	2.37%

*                                         Less than 1%.

(1)                                 Address for beneficial owners shown in the table is: c/o Cloud Peak Energy, 505 South Gillette Avenue, Gillette, Wyoming 82716.

(2)                                 Includes the following shares of unvested restricted stock, common stock underlying restricted stock units and shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of February 28, 2014, as follows:

Name	Unvested Restricted Stock Awards	Common Stock Underlying Restricted Stock Units	Shares Issuable Upon Exercise of Options
Colin Marshall	55,893	31,714	410,025
Gary Rivenes	22,623	12,857	123,172
Michael Barrett	20,255	11,428	121,168
James Orchard	12,859	7,500	65,624
Bryan Pechersky	8,352	5,000	59,432
A. Nick Taylor(3)	—	—	—
Keith Bailey	—	20,301	—
James Voorhees	—	17,818	—
William Fox III	—	14,788	—
William Owens	—	14,788	—
Steven Nance	—	14,788	—
Patrick Condon	—	15,820	—

(3)                                 Mr. Taylor’s date of departure was August 16, 2013.

EXECUTIVE COMPENSATION

Compensation Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act  of 1933 (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee William Fox III, Chair William Owens James Voorhees

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides a discussion of the compensation philosophy and objectives that underlie our executive compensation program and how we evaluated and set our executives’ compensation for 2013. This CD&A is intended to provide qualitative information concerning how 2013 compensation was earned by and awarded to our named executive officers. Further, it identifies the most significant factors relevant to our 2013 executive compensation decisions as well as any significant changes to our  executive compensation program that have been implemented prior to filing this Proxy Statement and gives context to the data presented in the compensation tables included below in this Proxy Statement. The term “executive officers” means our senior executives who are all listed above under the heading “Executive Officers” and also includes Mr. Marshall (who is listed further above under the heading “Proposal I—Election of Directors” and is also an executive officer). The term “named executive officers” means the six current and former executive officers identified in the table below.

Our Named Executive Officers

Named Executive Officer	Title
Colin Marshall	President, Chief Executive Officer and Director
Gary Rivenes	Executive Vice President and Chief Operating Officer
Michael Barrett	Executive Vice President and Chief Financial Officer
James Orchard	Senior Vice President, Marketing and Government Affairs
Bryan Pechersky	Senior Vice President, General Counsel and Corporate Secretary
A. Nick Taylor(1)	Former Senior Vice President, Technical Services

(1)                                 Mr. Taylor’s date of departure was August 16, 2013.

Executive Summary

Our executive compensation program is designed to attract and retain highly competent, motivated executives and reward them for superior performance, consistent with creating long-term stockholder value.  It consists of a mix of three primary components, which we believe appropriately reward our executive officers for their overall contribution to company performance, while also aligning their interests with those of our stockholders with the ultimate objective of increasing long-term stockholder value:

•                  A competitive base salary;

•                  The potential for an annual cash incentive depending on company and individual performance; and

•                  An equity-based long-term incentive program that is tied to the performance of our share price and requires executives to maintain substantial ownership in accordance with our stock ownership guidelines.

These components and other features of our overall executive compensation program are discussed in more detail below in this Proxy Statement.

As described in our year-end 2013 earnings announcement, last year was another challenging year for the coal industry.  We believe our total compensation for 2013 appropriately reflects our performance for the year, including our improved safety performance, and the performance of our executive team.

In 2013, we faced a combination of severe weather and weak rail service, which resulted in lower shipments than we anticipated in the fourth quarter and for the full year.  Coal prices also remained depressed. Despite the challenging external environment, our mines operated well.  We responded to market conditions in 2013 by reducing production, focusing on controllable costs, and sustainably reducing capital expenditures.  We also continued to incrementally expand our export sales into Asia, however, our results last year were impacted by lower international market prices.  We finished 2013 with cash and investments of $312.3 million, up from a year-end 2012 balance of $278.0 million, and we had a total available liquidity of $481.4 million at year-end 2013.

The following table highlights our 2013 financial performance:

	Year Ended
(in millions, except per ton amounts)	12/31/2013	12/31/2012
Adjusted EBITDA (1)	$218.6	$338.8
Net income	$52.0	$173.7
Average cost per ton sold	$10.23	$9.57
Shipments — owned and operated mines (tons)	86.0	90.6
Asian exports (tons)	4.7	4.4

(1)                                 Non-GAAP financial measure; please refer to Part II, Item 6 “Selected Financial Data,” Footnote 5 in our Form 10-K filed on February 13, 2014 for additional information regarding and a reconciliation of Adjusted EBITDA.

During 2013, our nearly 1,400 full-time mine site employees suffered nine reportable injuries resulting in a 2013 Mine Safety and Health Administration (“MSHA”) All Injury Frequency Rate (“AIFR”) of 0.59, a 28% decrease from the full year 2012 rate of 0.82.  Our Spring Creek Mine, located in Montana, had no reportable injuries during the full year and through the end of March 2014 has operated 1.2 million work hours without a reportable injury.  In February 2014, the Cordero Rojo Mine also passed 1.2 million work hours without incurring a reportable injury.  This is no small achievement and reflects very well on the professionalism and dedication of all Cloud Peak Energy’s employees and our commitment to safety.

From the end of 2012 to the end of 2013, our total stockholder return (calculated using the same methodology as for our performance share units) relative to our Performance Peer Group (defined below) was at approximately the 50th percentile.  Our absolute total stockholder return in 2013 (calculated on the same basis) was approximately negative 5%.  This performance reflects the continued challenging external environment facing our industry.

Our total stockholder return in 2013 impacts the three-year performance period for performance unit awards granted in 2013 and in certain prior years, in addition to the overall impact that our stock price has on the value associated with restricted stock and stock option awards.  For our 2011 performance unit awards, despite our strong relative total stockholder return performance from the early 2011 measurement period to the end of 2013 measurement period, our negative absolute total stockholder return (as measured pursuant to the terms of the applicable award agreement) resulted in none of our 2011 performance share units vesting for our executives or other recipients.

For our CEO and other named executive officers, the three primary components of our executive compensation program discussed above represent the following percentages of their 2013 total targeted direct compensation:

2013 Compensation Components—CEO	2013 Compensation Components—Other NEOs

Base salaries are reviewed annually based upon a detailed review of the base salaries for comparable positions of our Compensation Peer Group (defined below) and other market data provided from time to time by Aon Hewitt, the Compensation Committee’s independent executive compensation consultant. In addition, the Compensation Committee assesses individual performance, experience, and time in position. The following chart shows the adjustments to base salaries made by the Compensation Committee from 2011 through 2014 for the CEO and our other named executive officers:

2011-2014 NEO Base Salaries

The various adjustments that were made to base salaries brought these salaries into better alignment with the base salaries for the respective positions of our Compensation Peer Group, and also were intended to reflect the contribution and performance of the individuals. For 2014, as a result of industry conditions and the Company’s cost management initiatives, no adjustments have been made to date to executive officer base salaries or other executive compensation amounts.

Our Annual Incentive Plan (“AIP”), approved at the 2013 annual meeting of stockholders, is an annual cash incentive plan designed to reward executives for the achievement of certain annual company performance targets that were approved by the Compensation Committee in January 2013. Under the AIP, each executive had the potential to earn an annual cash incentive based upon a percentage of the executive’s base salary. The AIP performance targets consisted of three components:

•                  Adjusted EBITDA (weighted 60%);

•                  Safety (weighted 20%); and

•                  A discretionary component for personal performance (weighted 20%).

If performance targets were exceeded, maximum payouts of up to two times target were possible.

For 2013, we were below the Adjusted EBITDA target of $244 million, but achieved well above the target for safety. The Adjusted EBITDA component was awarded at 84% of target and the safety performance component was awarded at 167% of target. The personal performance components of the AIP were made at levels ranging between 100% and 160%, depending on the assessment of each individual’s performance during the year. Although personal performance was discretionary at the sole determination of the Compensation Committee, with respect to the senior executive officers other than himself, our CEO provided his recommendations for these amounts to the Compensation Committee for its consideration. As a result, the AIP payouts for our named executive officers for 2013 ranged between 104% and 116% of target, which was above the level of payouts awarded in 2012, as shown in the charts below. Improved safety performance was the main driver of this increase.

AIP Payout—CEO	Average AIP Payout—Other NEOs

The Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (“LTIP”) is an equity-based plan designed to align the long-term interests of our executive officers with those of our stockholders. Under the LTIP, each executive is awarded an annual award value based upon a multiple of the executive’s base salary. The award consists of three components:

•                  Restricted stock awards or units (25%);

•                  Nonqualified stock options (25%); and

•                  Performance share units (50%).

The long term value of the LTIP is a function of our stock price performance over time: if our stock price increases, the value of awards made under the LTIP increases and our executives benefit; if our stock price decreases, the value of awards made under the LTIP decreases and our executives do not achieve some or any of the potential value of the awards.

Additional details of our executive compensation program are included in the following sections of our CD&A. Please read them to develop a full understanding of our program. We firmly believe our executive compensation program is in the best interest of our stockholders, is performance based, and is consistent with creating long-term stockholder value.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our executive officers for their overall contribution to company performance, including the achievement of specific annual, long-term and strategic goals. The executive compensation program also seeks to align executive officers’ interest with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing long-term stockholder value. Specifically, the program is designed to:

•                  Retain and attract a highly competent, motivated team of employees appropriately aligned with the long-term interest of our stockholders;

•                  Encompass safety and environmental stewardship as core elements of our compensation program;

•                  Encourage behavior that will enhance both current year performance and long-term growth of stockholder value;

•                  Target total compensation to be in a range around the 50th percentile of our peer group with the opportunity for enhanced compensation for superior company and individual performance;

•                  Provide as part of our total compensation base salary, the opportunity for a cash incentive and, as appropriate, the opportunity for equity, linked to the long-term growth in total stockholder return;

•                  Achieve minimum performance thresholds prior to any incentive compensation being earned;

•                  Provide market competitive programs of health, welfare and retirement benefits to all employees on an equivalent basis; and

•                  Make equity ownership and retention guidelines for executives and directors a key component to ensure alignment with long-term stockholder interests.

The Compensation Committee reviews the compensation philosophy annually to review whether the goals and objectives are being met, and what, if any, changes may be needed to the philosophy.

Say on Pay

In 2013, approximately 96% of the votes cast approved on an advisory basis the compensation paid to our named executive officers for the 2012 year. As recommended by our Board in 2011, a majority of stockholders in 2011 expressed their preference for an advisory vote on executive compensation occurring every year, and we have implemented that recommendation. The Compensation Committee evaluated the results of last year’s advisory vote on executive compensation and the support expressed by stockholders, and the Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this CD&A, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by the Committee’s independent compensation consultant, and review of data relating to pay practices of our Compensation Peer Group. While each of these factors bore on the Compensation Committee’s decisions regarding our named executive officers’ compensation, the Compensation Committee did not make any material changes to our compensation programs as a result of the “say on pay” vote in 2013, given the support stockholders expressed for our executive compensation programs.

Setting Executive Compensation

The Compensation Committee engaged Aon Hewitt, its independent executive compensation consultant (which is discussed in greater detail above under “Corporate Governance” within the subsection titled “Compensation Committee”), to conduct a review of Cloud Peak Energy’s 2013 executive officer compensation program in order to assist the Compensation Committee in determining whether any elements of the existing compensation program should be modified. Aon Hewitt’s review included the following, at the Compensation Committee’s request:

•                  Total compensation plan review;

•                  Review of our Compensation Peer Group and our Performance Peer Group (each as defined below);

•                  Comparisons of executive positions against our Compensation Peer Group and industry market groups;

•                  Outside director compensation analysis; and

•                  Review of grant sizes and types as well as the performance goals utilized under our annual incentive plan and long term incentive plan.

As a result of this review, the Compensation Committee compared the compensation paid to our executives against compensation paid to executives in the Compensation Peer Group. The Compensation Committee’s goal is for our executive officers’ total compensation (assuming achievement of target for short- and long-term incentive awards) to fall at approximately the 50th percentile of our Compensation Peer Group with the opportunity for enhanced compensation for superior company and individual performance. Our Performance Peer Group is used as further described below in connection with the performance share units awarded annually under our LTIP.

With the assistance of Aon Hewitt, the Compensation Committee also reviewed the Compensation Peer Group for relevancy, size and competitiveness as compared to us. Due to merger activity that caused our 2012 Compensation Peer Group to shrink in size, Aon Hewitt suggested additional peer group companies for the Compensation Committee to consider based on a variety of criteria, including competition for executive talent, industry and industry- related peers, the size of the company as measured by asset base, revenue or market capitalization, and the availability of compensation data. The Compensation Committee considered the relative size of each of the companies in the Compensation Peer Group as measured by both revenues and market capitalization and also considered whether the companies were in an industry which could be easily compared to our business model. The Compensation Committee also took into account whether analysts and our investors considered these companies to be competitors with us for purposes of their analyses of our business.

As a result of this review, the Compensation Committee approved a revised list of Compensation Peer Group companies for the purpose of establishing the comparison targets for and annual review of the company’s 2013 executive compensation program generally, which is presented below:

2013 Compensation Peer Group

Alpha Natural Resources

Arch Coal

Consol Energy

James River Coal

Oxford Resource Partners

Patriot Coal

Peabody Energy

Rhino Resource Partners

Suncoke Energy

Walter Energy

Westmoreland Coal

Key Elements of Our Executive Compensation Program

The following table highlights the key elements of our 2013 executive compensation program and the primary purpose of each element. Each element set forth in the table below is discussed in further detail below in this CD&A.

Element	Objectives and Basis	Key Features
Base Salary	• Provide base compensation that is competitive for each position to reward and motivate individual performance.

•                  Targeted to be in a range around the 50th percentile of our Compensation Peer Group.

•                  Varies by executive based upon individual skills, experience, responsibilities of the position, and other factors.

Annual Incentive Compensation (Cash)

•                  Provide short term rewards for achieving annual operating, financial and personal performance objectives.

•                  Align executive officers’ interests with those of our stockholders by promoting strong annual results through maximizing revenue and operating efficiency.

•                  Retain executive officers by providing market-competitive compensation.

•                  Cash incentive based on achievement of company financial and safety targets.

•                  A portion of the cash incentive is based on individual performance at the discretion of the Compensation Committee.

•                  Actual payout can vary from 0% to 200% of the target amount.

Long-Term Incentive Awards (Equity)

•                  Align executives’ interests with stockholders’ interests by linking part of each executive officer’s compensation to long-term corporate performance.

•                  Provide ownership opportunities which promote retention and enable us to attract and motivate our executive officers.

•                  Retain executive officers through multi-year vesting of equity grants.

•                  Targeted at a level that will provide total direct compensation opportunities (base + annual incentive + equity awards) in a range around the 50th percentile of our Compensation Peer Group’s total direct compensation.

•                  Utilizes different equity types, including stock options, restricted stock units and performance share units to balance our multiple objectives.

•                  Long-term equity awards generally vest 100% at the end of a three-year period. Performance share units also incorporate relative and absolute Total Stockholder Return requirements for any vesting.

Base Salary

The level of base salary paid to our executive officers is determined after considering market data and their experience, skill level, role and level of responsibility within our organization. The Compensation Committee annually reviews the base salary levels of our executive officers as part of its performance review process. During its review of base salaries for 2013, the Compensation Committee, with the assistance of Aon Hewitt, considered the following additional elements with respect to the individual base salary levels for each of our executive officers:

•                  Market data of our Compensation Peer Group and, as a secondary source, survey data of broader industry and other similar companies, which provided a broader scope of compensation data than the Compensation Peer Group;

•                  An internal review of each executive officer’s base salary and total compensation, both individually and relative to other executive officers; and

•                  The quality of performance, level of expertise, and level of responsibility of each individual executive officer.

Based on the Compensation Committee’s review of the named executive officers’ salaries relative to the market data presented by Aon Hewitt, and taking into account performance and other factors, the Compensation Committee determined that the annual base salaries of certain named executive officers should be increased to better align their base salaries with the Compensation Peer Group. The table below reflects the 2013 annual base salary rate compared to 2012 for each named executive officer.

Name	2012 Annual Base Salary	2013 Annual Base Salary
Colin Marshall	$700,000	$740,000
Gary Rivenes	$425,000	$450,000
Michael Barrett	$385,000	$400,000
James Orchard	$340,000	$350,000
Bryan Pechersky	$325,000	$350,000
A. Nick Taylor(1)	$325,000	$325,000

(1)                                 Mr. Taylor’s date of departure was August 16, 2013.

Annual Incentive Compensation

Our AIP is our cash incentive plan, which has a one-year performance period. Awards under the plan are paid based on actual performance against pre-established company targets that are approved in advance by the Compensation Committee and also include a discretionary personal performance component. In accordance with the plan, annual incentive compensation is determined after the completion of each fiscal year and is based on operational and financial performance during the year, as well as personal performance.

The target bonus percentage amounts (“target”) under the AIP awards for 2013 were based on a multiple of each executive’s base salary for 2013. After consulting with Aon Hewitt and considering the market data provided by Aon Hewitt, the Compensation Committee determined that no changes to the target multiple used in 2012 for the named executive officers were needed with regard to the 2013 compensation program.

The following table provides the 2013 target multiple, as well as potential payments which could have been made upon the achievement of a threshold, target or maximum level of performance. The table also provides for comparison purposes the actual award each of the named executive officers earned during 2013.

Name	2013 Target Award (% of Base Salary)	2013 Threshold: 50% of Target Award ($)	2013 Target: 100% of Target Award ($)	2013 Maximum: 200% of Target Award ($)	Actual 2013 Award ($)
Colin Marshall	100	370,000	740,000	1,480,000	814,100
Gary Rivenes	75	168,750	337,500	675,000	361,200
Michael Barrett	75	150,000	300,000	600,000	348,100
James Orchard	60	105,000	210,000	420,000	243,700
Bryan Pechersky	60	105,000	210,000	420,000	239,500
A. Nick Taylor(1)	60	97,500	195,000	390,000	126,700

(1)                                 Award was pro-rated for Mr. Taylor’s departure date on August 16, 2013. See “—A. Nick Taylor Separation Benefits” below for additional details.

The measurement objectives for the plan were established at the beginning of 2013 by the Compensation Committee. There are three components that determined 2013 awards under the AIP: (1) Adjusted EBITDA (weighted 60%), (2) safety (weighted 20%) and (3) a discretionary component for personal performance (weighted 20%). Although personal performance is discretionary at the sole determination of the Compensation Committee, with respect to the senior executive officers other than himself, our CEO provided his recommendations for these amounts to the Compensation Committee for its consideration.

The threshold, target and maximum for the Adjusted EBITDA and safety components, including actual results achieved for each component for 2013, are shown in the following table:

Metric	Threshold	Target	Maximum	Actual 2013 Result
Adjusted EBITDA(1) (in millions)	$165	$244	$315	$219
Safety (AIFR)(2)	0.74	0.59	0.44	0.49
		(+ zero fatalities)	(+ zero fatalities)

(1)                                 Refer to Part II, Item 6 “Selected Financial Data,” Footnote 5 in our Form 10-K filed on February 13, 2014 for additional information regarding and a reconciliation of Adjusted EBITDA.

(2)                                 See below for a discussion of the differences between our all injury frequency rate (AIFR) calculation for the AIP compared to the Mine Safety and Health Administration (MSHA) methodology.

In setting the company performance objectives for 2013, the Compensation Committee considered a variety of factors, including (i) the continued importance of safety in the company’s culture and the desire to continuously improve the company’s safety record, (ii) setting financial performance targets at a level which reflected our outlook for the business and would appropriately incentivize and compensate executive officers, and (iii) the importance of holding each executive accountable for his individual contribution to our success.

In establishing Adjusted EBITDA targets for 2013, the Compensation Committee reviewed a sensitivity analysis to the key business drivers of Adjusted EBITDA. This sensitivity analysis sought to identify opportunities and risks for each of the key business drivers to establish the threshold, target, and maximum Adjusted EBITDA targets. Key business drivers included sales volumes, coal prices and operating costs, including diesel fuel, labor and explosives costs.

Taking into account the recommendation of management, the Compensation Committee again used a rolling three-year average of our AIFR to establish the safety threshold. Target and maximum levels were established by reducing the threshold number by 20% and 40%, respectively. We calculate our AIFR using the same methodology used to report monthly to MSHA, which is calculated by multiplying the number of reportable injuries times 200,000, divided by the total number of hours of employee exposure. The number we report to MSHA is required to include only the employees at our three owned and operated mines and does not include contractors, visitors or employees at our non-mine sites. However, the safety number we use for our AIP is based on all our employees and includes contractors and all other visitors to all our sites to better reflect our core values and commitment to the safety of everyone involved in our business. As such, our number for purposes of our AIP target is usually different than the MSHA number we report publicly. During 2013, we calculated an AIFR of 0.49, compared to a 0.59 reported by MSHA. The difference is the result of the increased number of total hours of employee exposure due to the inclusion of all our employees, contractors and visitors, and is also positively impacted by the fact that contractors had no reportable injuries during 2013.

The following table provides a quantitative supplemental breakdown of the three components that make up the named executive officers’ actual 2013 award under our AIP. Both the dollar amount of the award and the award as a percentage of each named executive officer’s target are displayed for each component.

	ADJUSTED EBITDA Weighting: 60% Result as % of Target: 84%	SAFETY Weighting: 20% Result as % of Target: 167%	DISCRETIONARY PERSONAL PERFORMANCE Weighting: 20%			Total 2013 Award
	Dollar Amount of Award	Dollar Amount of Award	Result as % of Target	Dollar Amount of Award	Total Performance Score	($)	As a % of Base Salary
Colin Marshall	$374,500	$244,200	128%	$195,400	110%	814,100	110%
Gary Rivenes	$169,800	$112,000	115%	$79,400	107%	361,200	80%
Michael Barrett	$153,200	$97,500	160%	$97,400	116%	348,100	87%
James Orchard	$107,200	$68,200	160%	$68,300	116%	243,700	70%
Bryan Pechersky	$107,800	$69,500	150%	$62,200	114%	239,500	68%
A. Nick Taylor(1)	$62,100	$40,500	100%	$24,100	104%	126,700	39%

(1)                                 Award was pro-rated for Mr. Taylor’s departure date on August 16, 2013. See “—A. Nick Taylor Separation Benefits” below for additional details.

Long-Term Equity-Based Awards

The LTIP provides for the grant of a variety of equity-based awards, including share based awards and options, and awards contingent on total stockholder return performance. The LTIP is intended to promote our long-term success and increase long-term stockholder value by attracting, motivating and retaining our non-employee directors, officers and employees. Additionally, to better align our executive officers’ long-term interests with those of our stockholders, the LTIP does not allow for the repricing of stock options once they are awarded unless approved by our stockholders.

We intend for a significant portion of our total compensation provided to our executive officers to consist of equity-based compensation. For 2013, the Compensation Committee awarded a mix of non-qualified stock options, restricted stock units and performance share units to accomplish several objectives, including:

•                  Providing an incentive for our executive officers to grow long-term stockholder value;

•                  Providing an incentive for our executive officers to preserve long-term stockholder value and avoid excessive risks; and

•                  Positively impacting executive officer retention.

Equity Award Material Terms—We grant equity awards to our executives and certain other employees annually, generally in March of each year following our year-end earnings announcement. As determined by the Compensation Committee, stock options have a fixed term (subject to a 10 year maximum) after which they will not be exercisable. Stock options and restricted stock units vest on the basis of time as determined by the Compensation Committee, which is three years in the case of all awards granted to date. All outstanding equity awards vest on an accelerated basis in connection with certain types of terminations of employment following a change in control. For information regarding the terms of this accelerated vesting, please see “—Potential Payments Upon Termination or Change in Control—LTIP Awards.”

Our performance share units require a minimum relative stock performance compared to our Performance Peer Group. Payouts also depend on whether the company has a positive total stockholder return for the performance period. Performance share units are intended to provide market-competitive compensation to our executive officers. The performance conditions are established by the Compensation Committee at the outset of the performance period, which is currently three years. The performance condition that the Compensation Committee determined to use in order to more closely align this element of the named executive officers’ compensation with our stockholders’ interests is relative total stockholder return (RTSR), which is calculated by comparing our total stockholder return (TSR) to the TSR of our Performance Peer Group over the performance period. TSR is calculated as follows:

TSR(1) =	End of Period Share Price – Beginning of Period Share Price + Dividends(2)
Beginning of Period Share Price

(1)                                 Share prices are calculated based on a multi-day average, as provided by the relevant award agreement.

(2)                                 Assumes the reinvestment of dividends paid in the applicable shares during the performance period, as provided by the relevant award agreement.

Performance share unit awards will vest at target if the company’s RTSR for the three year performance period is at least at the median level of the Performance Peer Group total stockholder return, assuming a positive total stockholder return. Awards can vest at an enhanced percentage of the target award in the case of an RTSR level above targeted levels (up to 200%). Likewise, no award would be earned if RTSR is below a threshold level. Award payouts also depend on whether the company has a positive total stockholder return for the performance period. As a result of this provision, none of the 2011 PSU awards vested.

Performance Peer Group—In connection with the award of performance share units in 2013, the Compensation Committee established a separate performance peer group from the 2013 Compensation Peer Group against which the company’s total stockholder return could be measured. The Compensation Committee asked Aon Hewitt to assist in developing a performance peer group, and, together with Aon Hewitt, the Compensation Committee looked at the addition of oil and gas companies, taking into account that this industry, particularly those companies with a focus on natural gas production, is generally considered a direct competitor to the coal industry and often shares our customer base. The Compensation Committee considered the relative size of the proposed companies, as well as the overall mix of coal and oil and gas companies in the performance peer group. In 2013, the Compensation Committee approved the following Performance Peer Group:

2013 PSU Performance Peer Group

Alliance Resource Partners

Alpha Natural Resources

Arch Coal

Berry Petroleum**

Cabot Oil & Gas

Consol Energy

EQT Corp.

Forest Oil Corp.

James River Coal

Newfield Exploration Co.

Noble Energy

Oxford Resource Partners

Peabody Energy

Penn Virginia

Rhino Resource Partners

Sandridge Energy

SM Energy

Suncoke Energy

Walter Energy

Westmoreland Coal

Whiting Petroleum Corp.

*                                         Italics denote companies which are common as between the Performance and Compensation Peer Groups.

**                                  Berry Petroleum was purchased on December 16, 2013 by LINN Energy and is now a wholly-owned subsidiary of LINN Energy operating under the name of Berry Petroleum Company, LLC. Berry Petroleum has subsequently been removed from the approved Performance Peer Group.

Equity Awards for 2013—Our equity program is based on the award of equity equal to a certain percentage of the executive’s base salary, or “target multiple” in the form of (1) restricted stock units (25%), (2) nonqualified stock options (25%) and (3) performance share units (50%). The Compensation Committee made no changes to the 2013 target multiples for any of the named executive officers.

The following table provides the LTIP target multiples for 2013 for each of the named executive officers:

Name	2013 Target as % of Base Salary	% of Target: Restricted Stock Units	% of Target: Nonqualified Stock Options	% of Target: Performance Share Units (at Target)	% of Target: Performance Share Units (at Maximum)
Colin Marshall	300	25	25	50	100
Gary Rivenes	200	25	25	50	100
Michael Barrett	200	25	25	50	100
James Orchard	150	25	25	50	100
Bryan Pechersky	100	25	25	50	100
A. Nick Taylor(1)	150	25	25	50	100

(1)                                 The 2013 LTIP awards granted to Mr. Taylor were subject to a pro-rata vesting schedule based on his departure date of August 16, 2013. See “—A. Nick Taylor Separation Benefits” below for additional details.

Stock Ownership Guidelines—In January 2011, the Compensation Committee established stock ownership guidelines for our executive officers and certain other employees. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our stockholders. The guidelines are expressed in terms of the value of their equity holdings as a multiple of each current named executive officer’s base salary, as follows:

Name	Stock Ownership Guideline
Colin Marshall	5X Base Salary
Gary Rivenes	3X Base Salary
Michael Barrett	3X Base Salary
James Orchard	2X Base Salary
Bryan Pechersky	2X Base Salary

Equity interests that count toward the satisfaction of the ownership guidelines include stock owned outright by the employee or jointly owned, unvested restricted stock or stock units, and, to the extent provided, stock owned in a company-sponsored retirement plan. Although the employees are not subject to a minimum number of years in which to achieve their ownership goals, they are generally prohibited from selling or transferring any stock granted by the company other than to pay the exercise price of stock options or to pay taxes owed as a result of vesting or settlement of an award prior to the time that they meet the ownership guidelines.  Per our Stock Ownership Guidelines, ownership is calculated based on an individual’s annual base salary and the average share price of the seven trading days immediately prior to the date of the planned sale transaction.   After they have met the ownership guidelines, they are also generally prohibited from selling or transferring stock granted by the company that would cause them to drop below their ownership guideline level unless the transaction was also related to the payment of exercise prices or taxes on equity awards.

Additionally, we have stock ownership guidelines for our non-employee directors. For information regarding these guidelines, please see “Director Compensation” below.

Clawback Policy

Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the SEC to direct national securities exchanges to prohibit the listing of any security of an issuer that fails to develop and implement a clawback policy to recover certain incentive-based compensation in the event of a financial restatement due to material non-compliance with any financial reporting requirement. Although these rules have not been finalized, in April 2013, the Board approved and adopted the Cloud Peak Energy Inc. Clawback Policy (the “Clawback Policy”). Under the Clawback Policy, if the Board determines any wrongful conduct such as fraud, gross negligence, or intentional misconduct was committed by, or attributable to, any current or former senior executive officer or employee who received an award or payout under the LTIP or AIP, then the Board shall have the right to take such action as it deems necessary to remedy the wrongful conduct and seek to prevent its recurrence. Remedies may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, an accounting restatement due to the company’s material noncompliance with financial reporting regulations.

Insider Trading Policy; Prohibitions Against Hedging and Pledging

In July 2013, our Insider Trading Policy was updated to specifically prohibit certain transactions, including transactions in company or subsidiary debt securities, short sales of company securities, publicly-traded options, hedging transactions and margin accounts and pledged securities.

Other Benefits

Retirement and Health and Welfare—We offer the same types of retirement, health and welfare benefits to all of our employees, including to our executive officers, as part of our total executive compensation package. Our programs are designed to be competitive and cost-effective. It is our objective to provide core benefits, including medical, retirement, life insurance, and paid time off to all our employees and executive officers. Benefits programs are reviewed on a periodic basis by comparing against companies with which we directly compete, reviewing published survey information, and obtaining advice from various third party benefits consultants.

Our executive officers and other employees participate in our tax-qualified defined contribution savings plan, which we refer to as the Profit Sharing Plan. The Profit Sharing Plan is designed to attract and retain key talent by providing our executive officers and other employees with a competitive retirement program. We also offer a retiree medical plan that is designed to provide retiree medical benefits for our executive officers and other employees once they reach age 55 and have 10 years of continuous service combined with Rio Tinto and us or age 65. We provide a company match for 401(k) participants of up to the first 6% of the individual’s contributions, and provide a profit sharing contribution of 6% of base salary and a portion of the annual cash incentive for each of our employees, including our named executive officers.

We also offer a non-qualified deferred compensation program (“NQDC Plan”) to the executive officers and select other high-level employees. The NQDC Plan was put in place to continue our efforts to remain competitive with our benefit programs and is designed to allow the deferral of pre-tax compensation in excess of the limits imposed by the Internal Revenue Service under our 401(k) and profit sharing plans. Participants are eligible to defer up to 80% of their base salary and 100% of their AIP bonus award earned during the year. Similar to our 401(k) plan, participants are eligible to receive a dollar-for-dollar company match of up to 6% of their deferrals. The NQDC Plan also provides a company contribution consistent with the design of our Profit Sharing Plan. Additional information regarding the material terms of the NQDC Plan is set forth under “—Executive Compensation Tables—Nonqualified Deferred Compensation.”

Employment Agreements—We have entered into employment agreements with all our named executive officers and some of our other executive officers. These employment agreements provide assurances as to position, responsibility, location of employment and certain compensation terms, which, if breached, would constitute “good reason” to terminate employment with us. Each agreement currently has a one-year term that will extend automatically for one year unless advance written notice by either party is provided. In addition, the agreements provide for:

•                  Specified base salaries;

•                  Participation in all of our employee benefit plans on the same basis as our other senior management;

•                  Termination benefits, including, in specified circumstances, severance payments; and

•                  Annual bonuses pursuant to our AIP and grants pursuant to our LTIP, including stock options, restricted stock and performance share units.

We have not entered into separate severance agreements with our executive officers and instead rely on the terms of the executive’s employment agreement and LTIP award agreements to dictate the terms of any severance and change in control arrangements. Our employment agreements do not provide for accelerated or enhanced cash payments or health and welfare benefits upon a change in control, but do provide for such payments upon the termination of the executive’s position for “good reason” or “without cause,” which are defined in the employment agreement and described in more detail in “—Potential Payments Upon Termination or Change in Control” below. Each of the executive officer’s LTIP award agreements set forth acceleration terms in the event of a termination within two years of a change in control or termination of the executive’s position by the executive for good reason or by us without cause. Additional information regarding these severance terms is set forth below under “—Potential Termination and Change in Control Benefits Table.”

Perquisites—It is our policy to not grant perquisites to our named executive officers as a matter of good practice, although the Compensation Committee reserves the right to grant perquisites in the future if it finds that doing so furthers its compensation goals and objectives.

No Changes in Executive Compensation Program for 2014

As a result of current industry conditions and the Company’s cost management initiatives, the Compensation Committee determined there would be no adjustments to the executive compensation program for any of its named executive officers for 2014 at this time.

Tax Deductibility of Executive Compensation

Pursuant to Section 162(m) of the Internal Revenue Code, certain compensation paid to our chief executive officer and our three most highly compensated executive officers (other than our chief financial officer) in excess of $1 million is not tax deductible, except to the extent it constitutes performance-based compensation. We have designed certain elements of compensation for our executive officers to be performance-based compensation under Section 162(m) of the Internal Revenue Code in order to maintain the deductibility of that compensation when we determined that performance-based compensation was appropriate for those executive officers. To this end, we previously requested that our stockholders approve the material terms of our LTIP at the 2011 annual meeting of stockholders and the AIP at the 2013 annual meeting of stockholders for purposes of Section 162(m) of the Internal Revenue Code, as stockholder approval of the material terms of these two plans is necessary for us to design awards as performance-based compensation for our covered executive officers. The Compensation Committee considers its primary goal to design compensation strategies that further the best interests of our stockholders. In certain cases, it may determine that the amount of tax deductions lost is not significant when compared to the potential opportunity a compensation program provides for creating long-term stockholder value. The Compensation Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if some of it may be non-deductible. For example, the Compensation Committee has retained the 20% personal performance component of the AIP awards even though that portion is not deductible as performance-based compensation under Section 162(m).

Compensation Risk Assessment

In accordance with the requirements of Item 402(s) of Regulation S-K, to the extent that risks may arise from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us, we are required to discuss our policies and practices for compensating our employees (including our employees that are not named executive officers) as they relate to our risk management practices and risk-taking incentives.  We have determined that our compensation policies and practices for our employees, including our named executive officers, are not reasonably likely to have a material adverse effect on us.   Our Compensation Committee routinely assesses our compensation policies and practices and takes this consideration into account as part of its review.

Review of and Conclusion Regarding All Components of Executive Compensation

Overall, the Compensation Committee finds the named executive officers’ total compensation to be fair, reasonable and consistent with the company’s executive compensation philosophy.

Important Note Regarding Compensation Tables

The following compensation tables in this Proxy Statement have been prepared pursuant to SEC rules. Although some amounts (e.g., salary, bonus and non-equity incentive plan compensation) represent actual dollars paid to an executive, other amounts are estimates based on certain assumptions about future circumstances (e.g., payments upon termination of an executive’s employment) or they may represent dollar amounts recognized for financial statement reporting purposes in accordance with accounting rules, but do not represent actual dollars received by the executive (e.g., dollar values of stock awards and option awards). The footnotes and other explanations to the Summary Compensation table and the other tables herein contain important estimates, assumptions and other information regarding the amounts set forth in the tables and should be considered together with the quantitative information in the tables.

Executive Compensation Tables

2013 Summary Compensation Table

The following table sets forth information regarding compensation for each of our named executive officers for fiscal years 2011 through 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Colin Marshall(5)	2013	740,002	—	1,838,778	554,994	814,100	150,215	4,098,089
President and Chief	2012	700,000	—	1,612,658	524,792	735,000	136,986	3,709,436
Executive Officer	2011	699,999	—	1,531,444	524,999	630,000	92,373	3,478,815

Gary Rivenes	2013	450,008	—	745,449	225,003	361,200	85,271	1,866,930
Executive Vice	2012	425,001	—	652,750	212,410	331,500	77,685	1,699,345
President and Chief	2011	424,998	—	619,851	212,489	280,500	65,733	1,603,571
Operating Officer

Michael Barrett	2013	400,005	—	662,616	199,997	348,100	75,977	1,686,695
Executive Vice	2012	384,810	—	591,305	192,417	294,600	70,192	1,533,324
President and Chief	2011	374,999	—	546,926	187,499	247,500	60,623	1,417,547
Operating Officer

James Orchard	2013	350,002	—	434,850	131,249	243,700	62,128	1,221,928
Senior Vice President,	2012	339,235	—	391,650	127,446	208,100	58,544	1,124,975
Marketing and	2011	299,998	—	328,152	112,492	176,400	52,773	969,815
Government Affairs

Bryan Pechersky	2013	350,002	—	289,900	87,496	239,500	62,155	1,029,053
Senior Vice President,	2012	324,519	—	249,559	81,210	210,600	55,294	921,182
Corporate Counsel and	2011	299,998	—	218,775	74,995	165,600	51,773	811,141
Secretary

A. Nick Taylor(6)	2013	203,014	—	403,773	121,871	126,700	567,963	1,545,306
Former Senior VP,	2012	324,519	—	374,365	121,819	179,400	53,850	1,053,954
Technical Services	2011	299,998	—	328,152	112,492	151,200	52,959	944,801

(1)                                 The amounts reported in the “Stock Awards” column for 2013 reflect the aggregate grant date fair value of the restricted stock and performance share unit awards granted under the LTIP during fiscal 2013, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Further details of the methods and assumptions used for purposes of valuing these awards are included in Note 18 of the Notes to Consolidated Financial Statements included in our Form 10-K for fiscal 2013.

(2)                                 The amounts reported in the “Option Awards” column for 2013 reflect the aggregate grant date fair value of the stock option awards granted under the LTIP during fiscal 2013, computed in accordance with FASB ASC Topic 718. Further details of the methods and assumptions used for these awards are included in Note 18 of the Notes to Consolidated Financial Statements included in our Form 10-K for fiscal 2013.

(3)                                 For 2013, the amounts shown represent payments earned by each named executive officer under our AIP for performance during that year.

(4)                                 The amounts shown in the “All Other Compensation” column with respect to 2013 are more fully described in the All Other Compensation table included below.

(5)                                 Mr. Marshall does not receive compensation for his service on the Board.

(6)                                 All cash amounts were payments made to Mr. Taylor, pro-rated to his departure date, on August 16, 2013.  Stock awards and options reflect the full 2013 grant but actual awards received were prorated through his departure date. At that time, any acquired shares were exercised and held with no cash having been received by Mr. Taylor. The necessary number of shares of common stock were withheld in order to satisfy withholding taxes. See “—A. Nick Taylor Separation Benefits” below for additional details.

All Other Compensation

Name	Company Contrib. to 401(k) Plan($)	Company Contrib. to Profit Sharing Plan($)	Company Contrib. to NQDC Plan($)	Company Profit Sharing Contrib. Under NQDC Plan($)	Other(a)($)	Total($)
Colin Marshall	15,300	15,300	67,016	51,095	1,504	150,214
Gary Rivenes	15,300	15,300	31,556	21,611	1,504	85,271
Michael Barrett	15,300	15,300	26,355	17,517	1,504	75,977
James Orchard	15,300	15,300	18,172	11,929	1,426	62,128
Bryan Pechersky	15,300	15,300	18,302	11,984	1,270	62,155
A. Nick Taylor(b)	13,884	15,300	12,105	5,307	521,367	567,963

(a)                                 Includes the following amounts for the annual safety award: Mr. Marshall, $100; Mr. Barrett, $100; Mr. Orchard, $100; Mr. Pechersky, $100; and Mr. Taylor, $100. Also includes the following long-term disability premiums paid by us on behalf of the individual: Mr. Marshall, $1,404; Mr. Rivenes, $1,404; Mr. Barrett, $1,404; Mr. Orchard, $1,326; Mr. Pechersky, $1,170; and Mr. Taylor, $1,267.

(b)                                 The “Other” amount reflected for Mr. Taylor includes a lump sum severance in the amount of $520,000 paid upon his departure on August 16, 2013 in accordance with the terms of Mr. Taylor’s employment agreement. See “—A. Nick Taylor Separation Benefits” below for additional details.

2013 Grants of Plan Based Awards

The following table reflects AIP awards, performance share unit awards, stock options and restricted stock unit awards granted to each of our named executive officers in 2013.

									All Other	All Other		Grant
									Stock	Option		Date
									Awards:	Awards:	Exercise	Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
	Type of	Grant	Plan Awards(2)			Awards(3)			Stock or	Underlying	Option	Option
	Award	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name (a)	(1)	(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(i)(4)	(#)(j)(5)	($/Sh)(k)	($)(l)(6)
Colin Marshall	AIP		370,000	740,000	1,480,000
	PSU	3/11/2013				31,714	63,428	126,856				1,283,783
	NQ	3/11/2013								63,678	17.50	554,994
	RSU	3/11/2013							31,714			554,995
Gary Rivenes	AIP		168,750	337,500	675,000
	PSU	3/11/2013				12,857	25,714	51,428				520,451
	NQ	3/11/2013								25,816	17.50	225,003
	RSU	3/11/2013							12,857			224,998
Michael Barrett	AIP		150,000	300,000	600,000
	PSU	3/11/2013				11,428	22,857	45,714				462,626
	NQ	3/11/2013								22,947	17.50	199,997
	RSU	3/11/2013							11,428			199,990
James Orchard	AIP		105,000	210,000	420,000
	PSU	3/11/2013				7,500	15,000	30,000				303,600
	NQ	3/11/2013								15,059	17.50	131,249
	RSU	3/11/2013							7,500			131,250
Bryan Pechersky	AIP		105,000	210,000	420,000
	PSU	3/11/2013				5,000	10,000	20,000				202,400
	NQ	3/11/2013								10,039	17.50	87,496
	RSU	3/11/2013							5,000			87,500
A. Nick Taylor(7)	AIP		97,500	195,000	390,000
	PSU	3/11/2013				6,964	13,928	27,856				281,903
	NQ	3/11/2013								13,983	17.50	121,871
	RSU	3/11/2013							6,964			121,870

(1)                                 Type of Award:

AIP = Cash payment under the Annual Incentive Plan

PSU = Performance share units granted under the Long-Term Incentive Plan

NQ = Non-qualified stock options granted under the Long-Term Incentive Plan

RSU = Restricted stock units granted under the Long-Term Incentive Plan

(2)                                 The amounts in columns (c), (d), and (e) represent the threshold, target and maximum payment levels with respect to the 2013 annual cash incentive awards under our AIP. Actual bonus payouts for 2013, which were made in March 2014, are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)                                 The amounts in columns (f), (g), and (h) represent the threshold, target and maximum number of shares of our common stock that may be earned with respect to grants of performance share units in 2013 under our LTIP.

(4)                                 The amounts reported in column (i) are the number of restricted share units of our common stock granted to each named executive officer in 2013 under our LTIP.

(5)                                 The amounts reported in column (j) are the number of stock options granted to each named executive officer in 2013 under our LTIP. The exercise price of stock options is equal to the closing market price of our common stock on the date of grant of the option.

(6)                                 Amounts for restricted stock unit, performance share unit and stock option awards represent each award’s grant date fair value computed in accordance with FASB ASC Topic 718, based on the closing price of our stock on the date of grant. The value of performance share units is based upon the estimated outcome of the market condition applicable to the awards as required by FASB ASC Topic 718. See footnotes (1) and (2) to the Summary Compensation Table for additional information about the assumptions used in calculating these amounts.

(7)                                 The 2013 awards granted to Mr. Taylor were subject to a pro-rata vesting schedule based on his departure date of August 16, 2013 and are described in further detail below under “—A. Nick Taylor Separation Benefits.”

Employment Agreements

We have entered into Employment Agreements with each of our named executive officers. For a discussion regarding the material terms, please refer to “—Potential Payments Upon Termination or Change in Control” below.

Annual Incentive Plan Awards

The amounts shown in the Grants of Plan Based Awards table for annual cash incentive awards represent the threshold, target and maximum amounts of annual cash incentive compensation that, depending on performance results, might have been paid to each officer for 2013 performance. The actual amount paid for 2013 is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The treatment of awards paid out under our AIP in the event of certain terminations of employment and/or upon the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

Long-Term Incentive Plan Awards

In 2013, each of our named executive officers received a restricted stock unit award, a non-qualified stock option award and a performance share unit award. The restricted stock unit awards and non-qualified stock option awards are scheduled to vest as to 100% on March 11, 2016, contingent upon continued employment. A named executive officer will not receive dividends, if any, on restricted stock until the shares have fully vested and, upon the vesting date, the officer will be paid any dividends that may have accrued on the restricted shares in the form of additional shares of unrestricted stock. Each performance share unit award is subject to performance vesting requirements based upon the achievement of certain performance goals tied to total stockholder return, as detailed in the grant award agreements. Final vesting of the performance share units could be from 0 to 200% of target based on actual performance achieved during the performance period. The performance share units are also contingent upon the continued employment of the named executive officer through the last day of the performance period, which began on January 1, 2013 and ends on December 31, 2015. The named executive officers will earn dividend equivalents, if any, on the performance share units, which will be reinvested into additional performance share units. Additional information regarding these awards may be found above under “—Compensation Discussion and Analysis—Key Elements of Our Executive Compensation Program—Long-Term Equity-Based Awards.” The treatment of awards granted under our LTIP in the event of certain terminations of employment and/or upon the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

2013 Outstanding Equity Awards at Year End

The table below sets forth information regarding outstanding equity awards held at the end of 2013 by our named executive officers. Refer to “Security of Ownership of Management and Principal Stockholders” for additional information regarding beneficial ownership of our named executive officers. No awards were granted to our named executive officers in 2010, other than to Mr. Pechersky, who joined our company in 2010.  Mr. Taylor’s departure date was August 16, 2013 and, accordingly, he did not have any outstanding equity awards as of December 31, 2013.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Colin Marshall
2009 NQ	367,924	0	15.00	11/20/2019
2011 NQ (5)	0	42,101	20.99	3/8/2021
2011 RSA (5)					25,011	450,198
2011 PSU (5)							0	0
2012 NQ	0	58,011	17.00	3/15/2022
2012 RSA					30,882	555,876
2012 PSU							30,882	555,876
2013 NQ	0	63,678	17.50	3/11/2023
2013 RSU					31,714	570,852
2013 PSU							31,714	570,852
Gary Rivenes
2009 NQ	106,132	0	15.00	11/20/2019
2011 NQ (5)	0	17,040	20.99	3/8/2021
2011 RSA (5)					10,123	182,214
2011 PSU (5)							0	0
2012 NQ	0	23,480	17.00	3/15/2022
2012 RSA					12,500	225,000
2012 PSU							12,500	225,000
2013 NQ	0	25,816	17.50	3/11/2023
2013 RSU					12,857	231,426
2013 PSU							12,857	231,426
Michael Barrett
2009 NQ	106,132	0	15.00	11/20/2019
2011 NQ (5)	0	15,036	20.99	3/8/2021
2011 RSA (5)					8,932	160,776
2011 PSU (5)							0	0
2012 NQ	0	21,270	17.00	3/15/2022
2012 RSA					11,323	203,814
2012 PSU							11,323	203,814
2013 NQ	0	22,947	17.50	3/11/2023
2013 RSU					11,428	205,704
2013 PSU							11,428	205,704
James Orchard
2009 NQ	56,603	0	15.00	11/20/2019
2011 NQ (5)	0	9,021	20.99	3/8/2021
2011 RSA (5)					5,359	96,462
2011 PSU (5)							0	0
2012 NQ	0	14,088	17.00	3/15/2022
2012 RSA					7,500	135,000
2012 PSU							7,500	135,000
2013 NQ	0	15,059	17.50	3/11/2023
2013 RSU					7,500	135,000
2013 PSU							7,500	135,000
Bryan Pechersky
2010 NQ	53,418	0	16.20	3/3/2020
2011 NQ (5)	0	6,014	20.99	3/8/2021
2011 RSA (5)					3,573	64,314
2011 PSU (5)							0	0
2012 NQ	0	8,977	17.00	3/15/2022
2012 RSA					4,779	86,022
2012 PSU							4,779	86,022
2013 NQ	0	10,039	17.50	3/11/2023
2013 RSU					5,000	90,000
2013 PSU							5,000	90,000

(1)                                 Option awards vest with respect to 100% of the underlying shares on the third anniversary of the date of grant. The 2009 option awards (2009 NQ) vested in full on November 20, 2012. The 2011 option awards (2011 NQ) vested in full on March 8, 2014 (refer to footnote 5 of this table), the 2012 option awards (2012 NQ) will vest in full on March 15, 2015, and the 2013 option awards (2013 NQ) will vest in full on March 11, 2016 in each case subject to the continued employment of the named executive officer through the applicable vesting date. The treatment of outstanding option awards in the event of certain terminations of employment and/or upon the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(2)                                 Restricted stock awards and units vest with respect to 100% of the shares subject to the award on the third anniversary of the date of grant. The 2011 restricted stock awards (2011 RSA) vested in full on March 8, 2014 (refer to footnote 5 of this table), the 2012 restricted stock awards (2012 RSA) will vest in full on March 15, 2015, and the 2013 restricted stock units (2013 RSU) will vest in full on March 11, 2016, in each case subject to the continued employment of the named executive officers through the applicable vesting date. The treatment of outstanding restricted stock awards and units in the event of certain terminations of employment and/or upon the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(3)                                 Represents the market value of outstanding awards and units based on the closing price of $18.00 per share of our common stock on December 31, 2013, the last trading day of fiscal 2013.

(4)                                 The 2012 award of performance share units (2012 PSU) has a three-year performance period that began on January 1, 2012 and ends on December 31, 2014, and the 2013 award of performance share units (2013 PSU) has a three-year performance period that began on January 1, 2013 and ends on December 31, 2015. As of December 31, 2013, our absolute total stockholder return with respect to the previously approved 2011 PSU award criteria was negative.  Accordingly, no 2011 PSU awards vested and all 2011 PSU awards were cancelled as of December 31, 2013. As of December 31, 2013, our relative total stockholder return met the target performances with respect to both the 2012 and 2013 PSU awards, however a negative absolute total stockholder return reduces the awards by 50%. Therefore, the amounts reported in the table for both the 2012 and 2013 PSU awards are the lowest number in excess of 0 that could be earned, which is the threshold level. The vesting schedule applicable to the 2012 PSU and 2013 PSU awards is described above in our CD&A under “—Key Elements of Our Executive Compensation Program—Long Term Equity-Based Awards.” The treatment of outstanding performance share unit awards in the event of certain terminations of employment and/or upon the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(5)                                 The 2011 NQ and RSA awards vested in full on March 8, 2014; however, this table is representative of outstanding equity awards held as of December 31, 2013.  Based on previously approved 2011 PSU criteria, no PSU awards vested and, accordingly, all such 2011 PSU awards were cancelled as of December 31, 2013.  No 2011 NQ options were exercised upon vesting by any of the named executive officers.

2013 Option Exercises and Stock Vested

The table below sets forth information regarding the outstanding awards under our LTIP held by named executive officers which vested or were exercised during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Bryan Pechersky	—	—	27,777	464,431
A. Nick Taylor(3)	56,603	253,015	4,507	79,376

(1)                                 The number of shares acquired is reported on a gross basis. We withheld the necessary number of shares of common stock in order to satisfy withholding taxes from option and stock awards, and for the exercise price of options, thus the named executive officers actually received a lower number of shares of our common stock than the numbers reported in this table.

(2)                                 The value realized is calculated based upon the value of our common stock on the applicable vesting or exercise date for each award. It does not represent cash amounts received.

(3)                                 The number of shares acquired by Mr. Taylor resulted from his departure, effective August 16, 2013, and were in accordance with the requirements of his employment agreement. See “—A. Nick Taylor Separation Benefits” below for additional details.

Pension Benefits

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans.

Nonqualified Deferred Compensation

The named executive officers are eligible to participate in our tax-qualified 401(k) plan and the profit sharing plan, which are available to all employees generally. In addition, the named executive officers are eligible to participate in our NQDC Plan. The NQDC Plan is designed to allow the deferral of pre-tax compensation in excess of the limits imposed by the Internal Revenue Service under our 401(k) and profit sharing plans. Participants are eligible to defer up to 80% of their base salary and 100% of their AIP bonus award earned during the year. Similar to our 401(k) plan, participants are eligible to receive a dollar-for-dollar company match of up to 6% of their deferrals. The NQDC Plan also provides a company contribution consistent with the design of our profit sharing plan.

Participants are entitled to elect investment of their accounts under the NQDC Plan. Investment alternatives under the NQDC Plan are substantially similar to the types of investments available under our 401(k) plan; all of which are mutual funds available to the public. Participants are credited with the returns actually earned with respect to those underlying mutual funds. Consequently, no above market or preferential earnings are provided under the NQDC Plan and none of the earnings reported in the Nonqualified Deferred Compensation Table below are included in the Summary Compensation Table set forth above. Participants may change their investment options on a daily basis.

Executives may choose how and when to receive payments under the NQDC Plan. Payments under the NQDC Plan will be made on the earlier to occur of termination of service or an earlier scheduled date. The NQDC Plan provides for payments of benefits upon a participant’s retirement or disability in cash, an annuity contract or other property unless the participant makes an alternative benefit election to receive substantially equal annual installments over up to 15 years of his or her elective deferrals. In the event a participant terminates service other than by reason of retirement, death, or disability, the participant’s elective deferrals will be distributed in cash, an annuity contract, or other property; however, the participant must have five years of service or more to receive distributions as elected upon termination. If the executive has less than 5 years of service with us, distributions following his separation will be made in a lump-sum distribution only. A participant incurs a disability under the NQDC Plan when he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or will last continuously for not less than 12 months or is receiving income replacement benefits for at least three months under one of our accident and health plans due to physical or mental impairment reasonably expected to result in death or last at least 12 months. Retirement means termination after having attained age 55 and completed at least 10 years of service or age 65 or older.

In the event that the participant dies prior to commencement of a distribution, distribution will be made to the participant’s beneficiary in cash or other property but not in the form of an annuity contract. If the participant dies after commencement of a benefit, his or her beneficiary will continue to receive payments (if applicable) in accordance with the form previously elected by the participant.

A participant may also elect a distribution date prior to termination for his or her deferral contributions to the extent such contributions are not invested in a fund that includes distribution in the form of an annuity contract. However, the commencement date with respect to deferrals in a given year must be no earlier than two years from the last day of the year in which the deferrals were made. The distribution may be made in cash or substantially equal annual installments over a period up to five years.

The distribution for any participant who is a specified employee within the meaning of Code Section 409A will be delayed for six months to the extent required by Section 409A.

The NQDC Plan also permits hardship distributions. A distribution will be made to the extent a participant has experienced a financial hardship within the meaning of Code Section 409A(a)(2)(v).

The following table provides information for each of our named executive officers regarding contributions, earnings and year-end account balances under the NQDC Plan for 2013.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)(c)	Aggregate Earnings in Last FY($)(3)(d)	Aggregate Balance at Last FYE ($)(4)(f)
Colin Marshall	81,095	118,110	55,548	549,743
Gary Rivenes	51,350	53,167	33,003	299,261
Michael Barrett	41,656	43,873	41,666	265,197
James Orchard	33,472	30,102	7,460	164,236
Bryan Pechersky	33,602	30,285	31,060	197,093
A. Nick Taylor(5)	99,318	17,412	63,425	391,322

(1)                                 Amounts reported in this column were deferred at the election of the named executive officer and are also included in the amounts reported in the “Salary” or “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2013.

(2)                                 Amounts reported in this column are also included in the “All Other Compensation” column of the Summary Compensation Table for 2013.

(3)                                 Amounts reported in this column represent aggregate earnings (or losses) on investments made in the NQDC Plan that accrued during 2013 on amounts of salary and/or cash incentive deferred at the election of the named executive officer and the contributions made by us for each named executive officer. Amounts reflect changes in the market value of the investment holdings.

(4)                                 The aggregate balance for each named executive officer reflects the cumulative value, as of December 31, 2013, of the contributions to the NQDC Plan made by that named executive officer and by us for the named executive officer’s account, and any earnings (or losses) on those amounts, since the named executive officer began participating in the plan. Of the amounts reported in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2012: Mr. Marshall, $298,928; Mr. Rivenes, $167,190; Mr. Barrett, $143,642; Mr. Orchard, $98,499; Mr. Pechersky, $102,146; and Mr. Taylor, $216,428.

(5)                                 Mr. Taylor’s departure date was August 16, 2013.  He did not take any distributions in 2013 due to Code Section 409A holding requirements.

Potential Payments Upon Termination or Change in Control

Our named executive officers are entitled to payments, benefits, and accelerated vesting of certain equity awards upon a termination of employment under certain circumstances and, in certain limited cases, additional equity may vest if such termination is following a change in control. These potential payments and benefits are provided pursuant to the terms of their employment agreements with us and the LTIP award agreements, although the employment agreements make no distinction for a change in control event in the case of any cash or medical benefit awards.

Providing accelerated vesting of certain equity awards upon a change in control enables employees to realize value from their awards in the event we undergo a change in control event, while post-termination payments and benefits allow employees to retain value in the event of certain terminations of employment that were beyond their control. We believe our severance and change in control provisions create important retention tools for us as a component of our overall executive compensation program, they help attract skilled professionals in our industry, and they allow management to focus its attention and energy on the business transaction at hand without any distractions regarding the effects of a change in control.

The following paragraphs describe the termination entitlements under the terms of our employment agreements and LTIP award agreements with each of Mr. Marshall and our other named executive officers. The subsequent tables also describe future potential benefits in connection with a change in control, as provided in the LTIP award agreements.

Colin Marshall Employment Agreement

If Mr. Marshall resigns for “good reason” or is terminated by us “without cause,” he will be entitled to receive as severance, in addition to any amounts earned and unpaid through the date of termination:

•                  A lump sum payment equal to two (2) times the sum of (A) his base salary and (B) his target annual bonus under our AIP for the year of termination; and

•                  A pro rata annual bonus to be calculated based on our actual performance at the end of the performance year and reduced by an amount equal to the number of days actually worked, divided by 365.

Mr. Marshall is also entitled to the continuation of medical benefits on the same terms as active employees for 18 months (or until such time as Mr. Marshall becomes eligible for medical benefits from a subsequent employer that are at least equal to those provided by us) and such payments will be in lieu of our COBRA obligations. As a condition to receiving the severance and continuation of medical benefits, Mr. Marshall must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The payments described above will generally be payable to Mr. Marshall within the 30 day period following his termination of employment (with the portion relating to the bonus to become payable no later than 120 days following the date that the performance period for the bonus ends), but if he is a “specified employee” for purposes of Section 409A of the Code at the time of his termination, we will delay those payments for a period of six months following his termination to the extent required by Section 409A.

If Mr. Marshall’s employment terminates due to death or disability, other than amounts earned and unpaid through the date of termination, he or his estate will only be entitled to the pro rata bonus for the year of such termination plus the amounts due him or his estate from his elected benefits. Terminations of employment that are due to our termination of Mr. Marshall for “cause,” or his resignation without “good reason” will only result in the payment of amounts earned and unpaid through the date of such a termination.

His employment agreement requires Mr. Marshall to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and non-competition during Mr. Marshall’s employment term and until the one year period following the termination of his employment. Mr. Marshall will also be required to sign a waiver and release of claims in our favor at the time of his termination of employment in order to receive the severance payments and benefits that could become payable to him if Mr. Marshall resigns for “good reason” or is terminated by us “without cause.”

Other Named Executive Officers’ Employment Agreements

If any of our other named executive officers resign for “good reason” or is terminated by us “without cause,” he will be entitled to receive as severance, in addition to any amounts earned and unpaid through the date of termination:

•                  A lump sum payment equal to one (1) times the sum of (A) base salary and (B) his target annual bonus under our AIP for the year of termination; and

•                  A pro rata annual bonus to be calculated based on our actual performance at the end of the performance year and reduced by an amount equal to the number of days actually worked, divided by 365.

In addition, such other named executive officer is also entitled to the continuation of medical benefits on the same terms as active employees for 12 months (or until such time as the executive becomes eligible for medical benefits from a subsequent employer that are at least equal to those provided by us) and such payments will be in lieu of our COBRA obligations. As a condition to receiving the severance and continuation of medical benefits, the named executive officer must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The payments described above will generally be payable to the executive within the 30 day period following his termination of employment (with the portion relating to the bonus to become payable no later than 120 days following the date that the performance period for the bonus ends), but if he is a “specified employee” for purposes of Section 409A of the Code at the time of his termination, we will delay those payments for a period of six months following his termination to the extent required by Section 409A.

If a named executive officer’s employment terminates due to death or disability, other than amounts earned and unpaid through the date of termination, he or his estate will only be entitled to the pro rata bonus for the year of such termination, plus the amounts due him or his estate from his elected benefits. Terminations of employment that are due to our termination of the executive officer for “cause,” or the executive’s resignation without “good reason” will only result in the payment of amounts earned and unpaid through the date of such a termination.

The employment agreements require each named executive officer to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and non-competition during the employment term until the one year period following the termination of employment. The executive officers will also be required to sign a waiver and release of claims in our favor at the time of his termination of employment in order to receive the severance payments and benefits that could become payable to him if the executive resigns for “good cause” or is terminated by us “without cause.”

Certain Definitions

For the purposes of the employment agreements and LTIP awards, “cause” generally means (1) any conviction of, or plea of guilty or nolo contendere to (x) any felony (except for vehicular-related felonies, other than manslaughter or homicide) or (y) any crime (whether or not a felony) involving dishonesty, fraud, or breach of fiduciary duty; (2) willful misconduct by the executive in connection with the performance of services to us; (3) ongoing failure or refusal after written notice to faithfully and diligently perform the usual and customary duties of his employment; (4) failure or refusal to comply with our reasonable written policies, standards and regulations; or (5) a material breach by the executive of any terms related to his employment in any applicable agreement. “Good reason” generally means (1) a material breach by us of any of the covenants in the employment agreement, (2) any material reduction in the base salary and, in the case of Mr. Marshall, any material reduction in the target participation levels in our incentive plans, (3) the relocation of the executive’s principal place of employment that would increase the executive’s one-way commute by more than seventy-five miles or (4) a material diminution in the executive’s authority, duties, or responsibilities.

LTIP Awards

Options and Restricted Stock—As provided in the named executive officers’ award agreements, if the executive’s employment is terminated by us for cause or by the executive without good reason then the executive will forfeit all unvested options and restricted shares. In the event the executive’s employment is terminated by us for any reason other than for cause or if the executive terminates his employment for good reason or his employment is terminated due to retirement at or after age 65 (or early retirement at or after age 55 with ten years of service with the company), death or disability, then, generally, a pro-rata portion (calculated by multiplying the total unvested portion for each award by the percentage of the three year vesting period for that award that the executive was employed with the company) of the unvested options and restricted shares will vest. As provided in the relevant award agreements, in the event a named executive officer’s employment is terminated without cause or for good reason within two years of a change in control, all unvested option and restricted stock awards will vest. In any other circumstance, accelerated vesting upon a change in control would only take place at the discretion of the Compensation Committee.

Performance Share Units—As provided in the named executive officers’ award agreements, if the executive’s employment is terminated by us for cause or by the executive without good reason then the executive will forfeit all unvested performance share unit awards. In the event the executive’s employment is terminated by us for any reason other than for cause or if the executive terminates his employment for good reason or his employment is terminated due to retirement at or after age 65 (or early retirement at or after age 55 with ten years of service with the company), death or disability, then, generally, a pro-rata portion (calculated by multiplying the total number of shares that would have paid out had the executive been employed with us through the end of the performance period by the percentage of the three year vesting period for that award that the executive was employed with us) of the performance share unit awards will vest based on, and subject to, our actual total stockholder return performance. As provided in the relevant award agreements, in the event of a change in control of the company, the surviving or successor entity is expected to assume the performance share unit award agreements. If these agreements are not assumed, the Compensation Committee may, in its sole discretion, modify the award, including, but not limited to, providing for the end of the performance period to be the date of the change in control.

Potential Termination and Change in Control Benefits Table

The table below illustrates an estimated amount of compensation or other benefits potentially payable to each of our named executive officers that are triggered upon termination of such executive’s employment under various scenarios. We have assumed that all salary payments or any expenses the executive may be due have been paid currently. Any amount ultimately received will vary based on a variety of factors, including the reason for such executive’s termination of employment, the date of such executive’s termination of employment, and the executive’s age upon termination of employment. The amounts shown assume that such termination was effective as of December 31, 2013, and, therefore, are estimates of the amounts that would have been paid to such executives upon their termination. Actual amounts to be paid can only be determined at the time of such executive’s termination from the company.

			No Change in Control(5)		Change in Control(6)
	Voluntary Termination ($)	Early Retirement (9)($)	For Cause Termination ($)	Termination Without Cause or for Good Reason ($)	For Cause Termination ($)	Termination Without Cause or for Good Reason ($)	Death ($)		Disability ($)
COLIN MARSHALL
Cash Severance(1)	0	0	0	$2,960,006	0	$2,960,006	0		50% of pay(8)
Pro Rata Bonus(2)	0	0	0	$814,100	0	$814,100	$814,100		$814,100
Unvested Equity(3)
Options	0	0	0	$43,331	0	$89,850	$43,331		$43,331
Restricted Stock	0	0	0	$909,828	0	$1,576,926	$909,828		$909,828
PSUs	0	0	0	$973,584	0	$2,253,456	$973,584		$973,584
Medical Benefits(4)	0	0	0	$29,592	0	$29,592	0	(7)	0
Estimated Total	0	0	0	$5,730,441	0	$7,723,930	$2,740,843		$2,740,843

GARY RIVENES
Cash Severance(1)	0	0	0	$787,514	0	$787,514	0		50% of pay(8)
Pro Rata Bonus(2)	0	0	0	$361,200	0	$361,200	$361,200		$361,200
Unvested Equity(3)
Options	0	0	0	$17,543	0	$36,388	$17,543		$17,543
Restricted Stock	0	0	0	$368,334	0	$638,640	$368,334		$368,334
PSUs	0	0	0	$394,272	0	$912,852	$394,272		$394,272
Medical Benefits(4)	0	0	0	$19,644	0	$19,644	0	(7)	0
Estimated Total	0	0	0	$1,948,507	0	$2,756,238	$1,141,349		$1,141,349

MICHAEL BARRETT
Cash Severance(1)	0	0	0	$700,008	0	$700,008	0		50% of pay(8)
Pro Rata Bonus(2)	0	0	0	$348,100	0	$348,100	$348,100		$348,100
Unvested Equity(3)
Options	0	0	0	$15,833		$32,744	$15,833		$15,833
Restricted Stock	0	0	0	$328,572	0	$570,294	$328,572		$328,572
PSUs	0	0	0	$355,032	0	$819,072	$355,032		$355,032
Medical Benefits(4)	0	0	0	$19,728	0	$19,728	0	(7)	0
Estimated Total	0	0	0	$1,767,273	0	$2,489,946	$1,047,537		$1,047,537

JAMES ORCHARD
Cash Severance(1)	0	0	0	$560,003	0	$560,003	0		50% of pay(8)
Pro Rata Bonus(2)	0	0	0	$243,700	0	$243,700	$243,700		$243,700
Unvested Equity(3)
Options	0	0	0	$10,467	0	$21,618	$10,467		$10,467
Restricted Stock	0	0	0	$207,864	0	$366,462	$207,864		$207,864
PSUs	0	0	0	$234,486	0	$540,000	$234,486		$234,486
Medical Benefits(4)	0	0	0	$18,768	0	$18,768	0	(7)	0
Estimated Total	0	0	0	$1,275,288	0	$1,750,550	$696,517		$696,517

BRYAN PECHERSKY
Cash Severance(1)	0	0	0	$560,003	0	$560,003	0		60% of pay(8)
Pro Rata Bonus(2)	0	0	0	$239,500	0	$239,500	$239,500		$239,500
Unvested Equity(3)
Options	0	0	0	$6,730	0	$13,997	$6,730		$6,730
Restricted Stock	0	0	0	$136,206	0	$240,336	$136,206		$136,206
PSUs	0	0	0	$151,560	0	$352,044	$151,560		$151,560
Medical Benefits(4)	0	0	0	$18,684	0	$18,684	0	(7)	0
Estimated Total	0	0	0	$1,112,683	0	$1,424,563	$533,996		$533,996

(1)                                 As to Mr. Marshall, upon a termination without cause or for good reason, calculated as two times the sum of base salary plus target bonus. As to each of the other named executive officers, upon a termination without cause or for good reason, calculated as one times the sum of base salary plus target bonus.

(2)                                 Amounts shown are based on the actual bonus earned by the named executive officer for the 2013 calendar year, which was paid in March 2014.

(3)                                 Values are calculated based on the closing price of our common stock of $18.00 on December 31, 2013. Option values were calculated solely with respect to the portion of outstanding options that would receive accelerated vesting in connection with the termination event. In general, performance share unit (PSU) accelerated vesting, if any, is based on actual total stockholder return performance achieved. Under the “no change in control” scenario, this table assumes a pro-rata vesting of the target 2012 and 2013 PSU awards. Under the “change in control” scenarios, this table assumes vesting of all target 2012 and 2013 PSU awards at full target payout.

(4)                                 Mr. Marshall is entitled to 18 months of continuous medical coverage under our then-current plans. Each of the other named executive officers is entitled to 12 months of continuous medical coverage under our then-current plans. Amounts shown reflect the current cost to the company to continue coverage for the named executive officer.

(5)                                 Pursuant to each named executive officer’s previously described employment agreement, the named executive officer is entitled to pro rata vesting upon termination without cause or resignation for good reason (as defined).

(6)                                 As provided by the LTIP award agreements, all unvested equity-based awards vest in connection with a change in control only if the named executive officer is terminated within two years of a change in control without cause or for good reason or otherwise at the discretion of the Compensation Committee. There is no distinction in the named executive officers’ previously described employment agreements for any cash or medical benefit continuation awards upon a change in control.

(7)                                 Each of the named executive officers was eligible to receive payments under life insurance and accidental death and dismemberment policies provided by us to our employees. These amounts are not enumerated in the table above because these benefits are available to all employees generally and there is no discrimination in scope, terms, or operation in favor of our executive officers.

(8)                                 Each of the named executive officers was eligible to receive 50% or 60%, as applicable, of his annualized base salary in disability payments, in accordance with the terms of our long term disability insurance program as of December 31, 2013. These amounts are not enumerated in the table above because these benefits are available to all employees generally and there is no discrimination in scope, terms, or operation in favor of our executive officers.

(9)                                 We have not listed potential payments to our executives upon retirement because none of our named executive officers reached retirement age as of December 31, 2013. Although the Compensation Committee retains the discretion to provide for retirement prior to age 65, we have assumed for purposes of the table above that such discretion would not be exercised.

A. Nick Taylor Separation Benefits

The departure date of Mr. Taylor, our former Senior Vice President, Technical Services, was August 16, 2013 (the “Separation Date”).  Upon his separation, Mr. Taylor executed a general release of claims and is required to abide by a perpetual restrictive covenant relating to non-disclosure as well as covenants relating to non-solicitation and non-competition until the one year period following the Separation Date. The following tables summarize the actual benefits provided to Mr. Taylor in connection with his separation of employment  in accordance with the terms of his employment agreement and LTIP award agreements, and are in addition to any amounts earned and unpaid through the Separation Date, such as unpaid base salary, any unreimbursed expenses, any accrued vacation pay and any amounts under any employee benefit plan in accordance with the terms of those plans.

Payment	Amount
Lump Sum Severance(1)	$520,000
Pro-rata 2013 Bonus(2)	$126,700
Medical Benefits(3)	$19,644

(1)                             Payment equal to one times the sum of (A) base salary and (B) his target annual bonus under our AIP for 2013.

(2)                             Calculated based on our actual performance at the end of the performance year and reduced by an amount to reflect the number of days actually worked in 2013.

(3)                             Estimated cost to the company to continue medical coverage for twelve months on the same terms as active employees. These payments are in lieu of our COBRA obligations.

Pro Rata Vesting of LTIP Awards	Options, Shares or Units That Vested (Gross, Pre-tax)(#)	Options, Shares or Units That Were Forfeited (Gross, Pre-tax)(#)
Options(1)	15,747	36,470
Restricted Stock Awards/Units(1)	7,722	11,794
Performance Units (2)	N/A	N/A

(1)                           Pro-rata vesting for unvested options and restricted shares or units was calculated by multiplying (A) the total unvested portion for each award by (B) the percentage of the three year vesting period for that award that Mr. Taylor was employed with the company.

(2)                             Any of the unvested 2012 or 2013 performance share units will be paid, if at all, following the completion of the performance period based on actual performance. The pro-rata vesting, if applicable, will be calculated by multiplying (A) the total number of shares which otherwise would have vested had Mr. Taylor been employed with the company through the end of the performance period by (B) the percentage of the three year vesting period for that award that Mr. Taylor was employed with the company.  As stated above, no 2011 performance share units vested for any recipients, including Mr. Taylor, because of the company’s negative TSR performance over the performance period.

Additionally, Mr. Taylor received $183,138.97 which represents the balance in his Non-Qualified Deferred Compensation Plan. This payment is provided for both by the terms of the Plan as well as his previous elections under the Plan. Pursuant to Code Section 409A, as discussed above in “—Nonqualified Deferred Compensation,” distribution of this amount was delayed by six months from the Separation Date.

Compensation Committee Interlocks and Insider Participation

During 2013, Messrs. Fox (Chair), Owens and Voorhees served on the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or employee of the company. All members of the Compensation Committee participate in decisions related to compensation of our executive officers. No interlocking relationship exists between our Board and the board of directors or compensation committee of any other company.

DIRECTOR COMPENSATION

Key Elements of Our Director Compensation Program

The directors’ compensation package for 2013 is set forth in the following table.

Element	Description	Amount
Annual Cash Fee for Board Service	• Payable to the non-executive Chairman of our Board	$100,000
	• Payable to the non-employee directors of our Board	$65,000

Annual Cash Fee for Committee Chairs	• All Committee Chairs	$15,000

Annual Cash Fee for Committee Members	• All Committee Members	$7,500

Annual Grant of Restricted Stock Units

•   Grants of restricted stock units to the non-employee directors of our Board

•   Shares of common stock are deliverable in the event of the director’s separation from service from the company due to the director’s death, disability, non-reelection to the Board, resignation from the Board with the prior consent of the nominating and corporate governance committee or for any other reason, other than for cause

		Restricted stock units valued at $75,000 ($100,000 for the Chairman)

Setting Director Compensation

The Compensation Committee is responsible for recommending to the Board the form and amount of compensation for non-employee directors. The Compensation Committee may appoint subcommittees and delegate to a subcommittee such power and authority as it deems appropriate, as discussed above in the CD&A. The Compensation Committee did not appoint any subcommittees during 2013.

During its review of the 2013 directors’ compensation program, the Compensation Committee reviewed market data from our Compensation Peer Group and secondary source data from industry and other companies. They also took into account the responsibilities of each committee and time commitments required for each committee to comply with increasing regulatory requirements. As a result of that review, the Compensation Committee determined no changes to the directors’ compensation program would be made for 2013.

The following table shows the actual 2013 compensation received by our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Keith Bailey	107,500	99,983	207,483
Patrick Condon	87,500	74,988	162,488
William Fox III	87,500	74,988	162,488
Steven Nance	87,500	74,988	162,488
William Owens	87,500	74,988	162,488
James Voorhees	87,500	74,988	162,488

(1)                                 Fees were paid in cash and include the following amounts:

Mr. Bailey: $100,000 as an annual retainer, $7,500 in committee fees

Mr. Condon: $65,000 as an annual retainer, $22,500 in committee fees

Mr. Fox: $65,000 as an annual retainer, $22,500 in committee fees

Mr. Nance: $65,000 as an annual retainer, $22,500 in committee fees

Mr. Owens: $65,000 as an annual retainer, $22,500 in committee fees

Mr. Voorhees: $65,000 as an annual retainer, $22,500 in committee fees

(2)                                 Amounts reflect the aggregate grant date fair value for fiscal 2013 under FASB ASC Topic 718, for grants of restricted stock units in 2013. These amounts do not reflect amounts paid to or realized by the director for fiscal 2013. Assumptions used in the calculation of these amounts are included in Note 18 of the Notes to Consolidated Financial Statements included in our 2013 Form 10-K. Restricted stock units are granted with no exercise price and vest 100% upon the resignation or retirement of the director. The number of outstanding equity awards that each of our directors held as of December 31, 2013 is detailed below.

Director Stock Ownership Guidelines

Under our Corporate Governance Guidelines adopted by the Board, in order to ensure alignment of the interests of directors with those of our stockholders, a portion of the directors fees paid to a non-employee director is made in equity awards in the form of restricted stock units. All non-employee directors must hold a minimum of the equivalent of three times their respective annual cash fees in the form of (i) our common stock and/or (ii) unvested shares of restricted stock units. Directors have five years from the time of their first election to the Board to meet these stock ownership requirements. Although it has not yet been five years from the first election to the Board for any director, all of our non-employee directors currently are in compliance with this ownership threshold based upon the closing price of our stock on December 31, 2013 of $18.00.

Equity Awards Outstanding at Year End

The following table shows the number of outstanding equity awards held by our non-employee directors as of December 31, 2013, which consist of shares of restricted stock units.

Name	Number of Outstanding Shares of Restricted Stock Units (#)
Keith Bailey	14,649
Patrick Condon	11,581
William Fox III	10,549
Steven Nance	10,549
William Owens	10,549
James Voorhees	13,579

No Changes to the Directors’ Compensation Program for 2014

As a result of current industry conditions and the Company’s cost management initiatives, the Compensation Committee determined no changes would be made to the directors’ compensation program for 2014 at this time.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

As provided by its charter, the Audit Committee (in this Audit Committee Report, the “Committee”) consists of at least three directors. No director may serve on the Committee unless the director satisfies the independence criteria in Rule 10A-3 of the Exchange Act, the independence criteria of the NYSE and the Guidelines on the Independence of the Directors as set forth in Annex A of Cloud Peak Energy’s Corporate Governance Guidelines. Each member is financially literate, as interpreted by the Board in its business judgment. At least one member has accounting or related financial management expertise (as defined by the NYSE), as interpreted by the Board in its business judgment, and is an “audit committee financial expert” (as defined by the SEC), as determined by the Board. The designation of any person as an “audit committee financial expert” does not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Committee, nor does it decrease the duties and obligations of other Committee members or the Board.

The primary responsibility of the Committee is to oversee Cloud Peak Energy’s financial reporting process on behalf of the Board and report the results of its activities to the Board. The Committee has sole authority to approve the appointment and to replace the company’s independent auditor. The management of Cloud Peak Energy is responsible for the preparation, presentation and integrity of the company’s financial statements and for the effectiveness of internal control over financial reporting. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies as well as internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The internal audit function is responsible for providing management and the Committee with ongoing assessments of the Company’s risks and system of internal control. PricewaterhouseCoopers LLP (“PwC”), the company’s independent auditor for 2013, is responsible for planning and carrying out audits of Cloud Peak Energy’s annual financial statements in accordance with generally accepted auditing standards, reviewing Cloud Peak Energy’s quarterly financial statements prior to the filing of each quarterly report, annually auditing the effectiveness of internal control over financial reporting and other auditing procedures.

The Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2013 and related disclosures, including a review of the significant management judgments underlying the financial statements and disclosures and management’s conclusion that the financial statements included in the Form 10-K present fairly, in all material respects, the financial position, results of operations and cash flows of the company for the periods presented in conformity with generally accepted accounting principles.

The Committee also periodically meets in separate private sessions with the independent auditor, the internal auditor and members of senior management (such as the chief financial officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The Committee also periodically meets in executive session.

The Committee has discussed with PwC the matters that are required to be discussed by Auditing Standard No. 16. PwC has provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and the Committee has discussed with PwC that firm’s independence and considered whether the performance by PwC of any non-audit services was compatible with its independence. The Committee has concluded that PwC’s provision of audit and non-audit services to Cloud Peak Energy and its affiliates is compatible with PwC’s independence. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Committee has adopted policies to avoid compromising the independence of the company’s independent auditor, such as prior Committee approval of non-audit services and procedures on the hiring of employees or former employees of the company’s independent auditor.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements for the year ended December 31, 2013 be included in the company’s Annual Report on Form 10-K for 2013 for filing with the SEC.

Audit Committee
Patrick Condon, Chair
William Fox III
Steven Nance

Independent Auditors

Representatives of PricewaterhouseCoopers LLP, who were our independent auditors for the year 2013, are expected to be present at the 2014 Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. PricewaterhouseCoopers LLP has been selected as the company’s independent auditors for the fiscal year ended December 31, 2014.

Independent Auditor Fees and Services

The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP or fees payable for professional services rendered with respect to Cloud Peak Energy Inc. and Cloud Peak Energy Resources LLC in or related to 2012 and 2013.

	2013	2012
Audit Fees	$1,863,053	$1,823,486
Audit Related Fees(1)	$45,000	$62,931
Tax Fees	—	—
All Other Fees	—	—
Total	$1,908,053	$1,886,417

(1)                                 Audit related fees include advisory services rendered by PricewaterhouseCoopers LLP in relation to various corporate transaction work.

Pre-Approval for Audit and Non-Audit Services

Pursuant to its charter, the Audit Committee has the responsibility to pre-approve audit and non-audit services to be performed for Cloud Peak Energy by its independent auditors. To date, the Audit Committee has not chosen to pre-approve any non-audit services or to delegate any pre-approval authority to a subcommittee, except for up to $20,000 in non-audit mine equipment analysis services of a mining benchmarking advisory firm acquired by PwC in 2013. All fees reported above were pre-approved by the Audit Committee as required.

PROPOSAL II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

Description of Proposal

In accordance with its charter, the Audit Committee has selected PricewaterhouseCoopers LLP as Cloud Peak Energy’s independent auditors to audit our consolidated financial statements for 2014 and to render other services required of them. The Board is submitting the appointment of PricewaterhouseCoopers LLP for ratification at the 2014 Annual Meeting of Stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

The submission of this matter for ratification by stockholders is not legally required; however, the Board and its Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Board and its Audit Committee on an important issue of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of such firm as independent auditors, although the results of the vote are not binding on the Audit Committee.

The Audit Committee has the responsibility to oversee and review the independence, qualifications and performance of the company’s independent auditors.

Board Recommendation on Proposal

The Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Cloud Peak Energy’s independent auditors for 2014. The management proxy holders will vote all duly submitted proxies FOR ratification unless duly instructed otherwise.

PROPOSAL III

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Description of Proposal

Section 14A of the Exchange Act, which was added to the Exchange Act by Section 951 of the Dodd-Frank Act, affords stockholders a vote to approve, on an advisory (nonbinding) basis, the compensation of the company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated by the SEC. This vote is not intended to address any specific item of compensation and is not a vote on the company’s general compensation policies, compensation of the Board or the company’s compensation policies as they relate to risk management. Exchange Act Section 14A requires the company to hold the advisory vote on executive compensation at least once every three years, although the company currently intends to hold such vote annually.

The company’s executive compensation program is designed to attract, motivate and retain highly qualified executive officers who are able to meet and exceed corporate objectives and create long-term stockholder value. The Compensation Committee believes the company’s executive compensation program reflects a strong pay-for-performance philosophy and is well aligned with the stockholders’ long-term interests. Please read the Compensation Discussion and Analysis section of this Proxy Statement for additional details on our executive compensation program.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Cloud Peak Energy Inc. approve, on an advisory basis, the compensation of the company’s named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K promulgated by the SEC.

This advisory vote on executive compensation is not binding on the company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

Board Recommendation on Proposal

The Board recommends that the stockholders vote FOR approval, on an advisory basis, of the compensation of the company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K promulgated by the SEC. The management proxy holders will vote all properly submitted proxies FOR approval unless instructed otherwise.

OTHER BUSINESS

The Board is not aware of any matter to be presented for action at the 2014 Annual Meeting of Stockholders other than the three company proposals set forth in this Proxy Statement. Should any other matter requiring a vote of stockholders properly arise, the management proxies confer upon the management proxy holders discretionary authority to vote the same in accordance with their best judgment in the interest of the company.

PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Proposals for Inclusion in Our Proxy Statement

Under the rules of the SEC, stockholder proposals that are being submitted for inclusion in our proxy statement relating to our 2015 annual meeting of stockholders must be received no later than December 3, 2014 at our principal executive offices, located at 505 South Gillette Avenue, Gillette, Wyoming 82716, Attn: General Counsel. Such proposals when submitted must be in full compliance with applicable laws, including Rule 14a-8 of the Exchange Act, and our amended and restated bylaws.

Proposals Not for Inclusion in Our Proxy Statement

Our amended and restated bylaws require advance written notice from any stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement, but directly at the 2015 annual meeting of stockholders, including nominations of persons for election to our Board. Notice of such proposals must be received at our principal executive offices, located at 505 South Gillette Avenue, Gillette, Wyoming 82716, Attn: Corporate Secretary, no later than the close of business on the 90th day prior to the anniversary of the immediately preceding annual meeting. Based upon the anniversary date of the 2014 Annual Meeting of Stockholders as currently scheduled, a stockholder must send advance written notice of such nominations or other business or proposals such that the notice is received by us no later than the close of business on February 13, 2015. In the event the annual meeting is convened on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, such notice must be received not later than the later of the close of business 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made. Such proposals when submitted must be in full compliance with applicable law and our amended and restated bylaws.

DIRECTIONS TO ANNUAL MEETING LOCATION

Gillette College Technical Center

3251 South 4-J Road

Gillette, Wyoming 82718

Nearest Airport: Gillette-Campbell County Airport—GCC

Go south on Airport Road. Turn left to stay on Airport Road. Turn right onto US 14-16 / WY-59 towards Gillette. Turn right onto South Burma Avenue. Turn left onto Westover Country Road. Turn right onto South 4-J Road and drive south approximately 1.2 miles.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fi duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. CLOUD PEAK ENERGY INC. M66477-P46812 CLOUD PEAK ENERGY INC. 505 SOUTH GILLETTE AVENUE GILLETTE, WYOMING 82716 Please indicate if you plan to attend this meeting. 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fi scal year. 3. To approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission. 4. In their discretion, the management proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. For address change/comments, mark here. (see reverse for instructions) 1a. William Fox III 1b. James Voorhees 1. Election of Directors Nominees VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: ! ! ! ! ! The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! Yes No For Against Abstain ! ! ! ! ! ! ! ! !

Address change/comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) CLOUD PEAK ENERGY INC. Annual Meeting of Stockholders Gillette College Technical Center, 3251 South 4-J Road, Gillette, Wyoming 82718 May 14, 2014 9:00 AM MT This proxy is solicited by the Board of Directors The undersigned stockholder of Cloud Peak Energy Inc. hereby revokes any proxy or proxies previously granted and appoints Bryan Pechersky, Senior Vice President, General Counsel and Corporate Secretary, and Michael Barrett, Executive Vice President and Chief Financial Offi cer, or either of them, as proxies, each with full powers of substitution and resubstitution, to represent and vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) or postponement(s) thereof, with all the powers that the undersigned would possess if personally present at such Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of Cloud Peak Energy Inc. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. ANY STOCKHOLDER SIGNING THIS PROXY THAT FAILS TO MARK ANY OF PROPOSALS 1 THROUGH 3 WILL BE DEEMED TO HAVE GIVEN THE DESIGNATED PROXIES COMPLETE DISCRETION IN VOTING HIS, HER OR ITS SHARES "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. IF ANY SUCH PROPOSAL IS MARKED, A STOCKHOLDER'S SHARES WILL BE VOTED ON SUCH PROPOSAL IN ACCORDANCE WITH HIS, HER OR ITS INSTRUCTIONS. THE DESIGNATED PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN ITEM 4. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AS DESCRIBED IN THE PROXY STATEMENT. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K and the Notice and Proxy Statement are available at www.proxyvote.com. Continued and to be signed on reverse side M66478-P46812